Exhibit 10.1

NOTE PURCHASE AGREEMENT

BY AND BETWEEN

ACUSPHERE, INC.

AND

CEPHALON, INC.

DATED:   OCTOBER 24, 2008

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS	1
1.1	Definitions	1

ARTICLE 2	PURCHASE AND SALE OF THE NOTE	10
2.1	Purchase and Sale of the Note	10
2.2	Closing	10
2.3	Use of Proceeds	10
2.4	Purchaser Deliveries	10
2.5	Company Deliveries	11

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	12
3.1	Corporate Existence and Power	12
3.2	Subsidiaries	12
3.3	Corporate Authorization; No Contravention	13
3.4	Governmental Authorization; Third Party Consents	14
3.5	Binding Effect	14
3.6	Capitalization of the Company and its Subsidiaries	14
3.7	SEC Documents; Sarbanes-Oxley Compliance	15
3.8	Absence of Certain Developments	16
3.9	No Undisclosed Liabilities	17
3.10	Compliance with Laws	17
3.11	Litigation	18
3.12	Material Contracts	18
3.13	Environmental	19
3.14	Taxes	21
3.15	Title to Property and Assets; Leases	21
3.16	Compliance with ERISA	23
3.17	Labor Relations; Employees	24
3.18	Regulatory Matters	25
3.19	Insurance	26
3.20	Intellectual Property	26
3.21	Affiliate Transactions	28
3.22	Investment Company Act	28
3.23	Board Approval	28
3.24	Conversion Shares	29
3.25	No Brokers or Finders	29
3.26	Disclosure	29

ARTICLE 4	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	29
4.1	Existence and Power	29
4.2	Authorization; No Contravention	30

i

4.3	Governmental Authorization; Third Party Consents	30
4.4	Binding Effect	30
4.5	Purchase for Own Account, Etc	30
4.6	No Brokers or Finders	31
4.7	Litigation	31

ARTICLE 5	COVENANTS OF THE COMPANY	31
5.1	Conduct of Business	31
5.2	No Solicitation	34
5.3	Regulatory Approval; Litigation	36
5.4	Access; Information Rights	37
5.5	Notice to Stockholders	39

ARTICLE 6	OTHER AGREEMENTS	39
6.1	Preemptive Rights	39
6.2	Registration Rights	40
6.3	Rule 144	40
6.4	Availability of Common Stock	40
6.5	No Rights Plan	40
6.6	Legends	40
6.7	Board of Directors	40
6.8	Takeover Statutes	41
6.9	Amendments to the Certificate of Incorporation	41
6.10	Imagify Product	42

ARTICLE 7	CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO CLOSE	43
7.1	Conditions to Closing	43

ARTICLE 8	CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE	44
8.1	Conditions to Closing	44

ARTICLE 9	TERMINATION OF AGREEMENT	45
9.1	Termination	45
9.2	Survival	46

ARTICLE 10	INDEMNIFICATION	46
10.1	Indemnification	46
10.2	Terms of Indemnification	47

ARTICLE 11	MISCELLANEOUS	47
11.1	Survival	47

11.2	Fees and Expenses	47
11.3	Notices	48
11.4	Successors and Assigns	49
11.5	Amendment and Waiver	49
11.6	Counterparts	50
11.7	Headings	50
11.8	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	50
11.9	Severability	50
11.10	Entire Agreement	50
11.11	Further Assurances	51
11.12	Public Announcements	51
11.13	Specific Performance	51

EXHIBITS

Exhibit A	Note
Exhibit B	Security Agreement
Exhibit C	Registration Rights Agreement
Exhibit D	Celecoxib Agreement
Exhibit E	Assignment Agreement
Exhibit F	Imagify License
Exhibit G	Opinion of Goodwin Procter LLP

NOTE PURCHASE AGREEMENT

NOTE PURCHASE AGREEMENT, dated as of October 24, 2008 (this “Agreement”), by and between Cephalon, Inc., a Delaware corporation (the “Purchaser”), and Acusphere, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Purchaser wishes to purchase from the Company, and the Company wishes to sell to the Purchaser, an 8% Senior Convertible Note in the aggregate principal amount of Fifteen Million Dollars ($15,000,000) in the form of Exhibit A (the “Note”), subject to and in accordance with the terms and conditions of this Agreement;

WHEREAS, shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) shall be issuable upon the conversion of, and as interest payments on, the Note;

WHEREAS, as a condition to the consummation of the Closing of this Agreement, the Purchaser and the Company have agreed to enter into a Pledge and Security Agreement in the form of Exhibit B (the “Security Agreement”);

WHEREAS, as a condition to the consummation of the Closing of this Agreement, the Purchaser and the Company have agreed to enter into a Registration Rights Agreement in the form of Exhibit C (the “Registration Rights Agreement”); and

WHEREAS, as a condition to the consummation of the Closing of this Agreement, the Purchaser and the Company have agreed to enter into a License Agreement in the form of Exhibit D (the “Celecoxib License Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the meanings set forth below:

“Acquisition Agreement” has the meaning assigned to such term in Section 5.2.

“Acquisition Proposal” has the meaning assigned to such term in Section 5.2.

“Action” means any action, causes of action, suit, claim, complaint, Order, inquiry, hearing, demand, litigation or legal, administrative or arbitral proceeding.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person and, for purposes of Section 3.21 only, with respect to any individual, the spouse, parent, sibling, child, step-child, grandchild, niece or nephew of such individual or the spouse thereof and any trust for the benefit of such Stockholder or any of the foregoing.  For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning assigned to such term in the preamble.

“Assignment Agreement” means the Assignment Agreement by and between the Company and the Purchaser in the form of Exhibit E.

“associate” has the meaning assigned in Rule 12b-2 promulgated by the Commission under the Exchange Act.

“beneficially own” with respect to any securities means having “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the date hereof.

“Board of Directors” means either the board of directors of the Company or any duly authorized committee thereof.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in New York City are authorized or obligated by law or executive order to remain closed.

“Bylaws” means the bylaws of the Company, as the same may have been amended.

“Celecoxib License Agreement” has the meaning assigned to such term in the recitals.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Certificate Amendment” has the meaning assigned to such term in Section 6.9.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as the same may have been amended.

“Claims” means losses, claims, damages, costs expenses, awards, liabilities, joint or several, deficiencies or other charges.

“Closing” has the meaning assigned to such term in Section 2.2.

“Closing Date” has the meaning assigned to such term in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Stock” has the meaning assigned to such term in the recitals.

“Company” has the meaning assigned to such term in the preamble.

“Company Agreements” has the meaning assigned to such term in Section 3.12(b).

“Company Benefit Plans” means all employee benefit plans providing benefits to any current or former employee or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that are sponsored or maintained by the Company or any of its Subsidiaries or ERISA Affiliates or to which the Company or any of its Subsidiaries or ERISA Affiliates contributes or is obligated to contribute or with respect to which the Company could have any liability, including without limitation all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, all Company Plans and all other bonus, incentive, deferred compensation, vacation, stock purchase, stock option, restricted stock, severance, termination pay and fringe benefit plans.

“Company Disclosure Letter” means the Company Disclosure Letter delivered by the Company to the Purchaser on the date hereof.

“Company Options” has the meaning assigned to such term in Section 3.6.

“Company Plans” has the meaning assigned to such term in Section 3.6.

“Company Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset owned, leased or operated by the Company or any of its Subsidiaries.

“Company Stockholder Notice” has the meaning assigned to such term in Section 5.5.

“Confidentiality Agreement” means the confidentiality agreement dated October 9, 2008, between the Purchaser and the Company.

“Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste, or any constituent of any such substance or waste.

“Contract” means any commitment, contract, purchase order, lease, license, sublicense, note, instrument or other agreement, undertaking or arrangement of any nature, whether written or oral.

“Conversion Shares” the shares of Common Stock issuable upon conversion of the Note.

“Convertible Securities” has the meaning assigned to such term in Section 6.1.

“Copyrights” means United States and non-U.S. copyrights and mask works (as defined in 17 U.S.C. §901), whether registered or unregistered, and pending applications to register the same.

“DGCL” means the Delaware General Corporation Law.

“Environmental Encumbrance” means a Lien in favor of any Governmental Authority for (i) any liability under any Environmental Law, or (ii) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Law” means all Requirements of Laws derived from or relating to all non-U.S., federal, state and local laws or regulations relating to or addressing the environment, health or safety, including CERCLA, OSHA and RCRA and any state equivalent thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder from time to time.

“ERISA Affiliate” means each entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with the Company or its Subsidiaries within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with the Company or its Subsidiaries under Section 414(o) of the Code, or is under “common control” with the Company or its Subsidiaries, within the meaning of Section 4001(a)(14) of ERISA.

“Event of Default” has the meaning assigned to such term in the Note.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder by the Commission from time to time.

“FDA” means the United States Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governance Notice” has the meaning assigned to such term in Section 6.9.

“Governmental Authority” means any court, tribunal, arbitrator, arbitrational panel or authority, agency, commission, official or other instrumentality of the United States or any other country, or any supra-national organization, state, county, city or other political subdivision or any self-regulatory organization.

“Holding Period” has the meaning assigned to such term in Section 5.4.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” has the meaning assigned to such term in Section 3.12(a)(vi).

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“Imagify License” means the License Agreement by and between the Company and the Purchaser in the form of Exhibit F to be entered into under certain circumstances described in the Note and herein.

“Imagify Product” means Imagify (perflubutane polymer microspheres for delivery in an injectable suspension, formerly known as AI-700), a cardiovascular drug and ultrasound imaging agent in development by the Company for the detection of coronary artery disease as in existence on the date hereof and all improvements thereto, including all Intellectual Property relating thereto or embodied therein necessary to make, have made, sell, use or import such product.

“Imagify Restriction Period” has the meaning assigned to such term in Section 6.10(a).

“Knowledge of the Company” means the actual knowledge of any executive officer of the Company or any of its Subsidiaries, after reasonable inquiry of those persons employed by the Company or its Subsidiaries charged with administrative or operational responsibility for such matter.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), voting or other restriction, preemptive right or other security interest of any kind or nature whatsoever.

“Material Adverse Effect” means any material adverse change in or affecting the business, properties, assets, liabilities, operations, results of operations (financial or otherwise), condition, or prospects of the Company and its Subsidiaries taken as a whole or the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by the Transaction Agreements.

“NASD” means the National Association of Securities Dealers, Inc.

“NASDAQ” means The Nasdaq Stock Market, Inc.

“NASDAQ Announcement” has the meaning assigned to such term in Section 5.5.

“NASDAQ Voting Exception Provisions” means Rule 4350(i)(2) of the NASDAQ Marketplace Rules.

“Note” has the meaning assigned to such term in the recitals.

“Order” means any writ, judgment, decree, injunction, award or similar order of any Governmental Authority, including any award in an arbitration proceeding (in each case, whether preliminary or final).

“Patent Rights” means United States and non-U.S. patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permits” has the meaning assigned to such term in Section 3.10(b).

“Permitted Equity Offering” means the issuance of shares of Common Stock or Company Options to investors (other than any Person whose principal business activity is the development, marketing and sale of pharmaceuticals) in connection with capital raising transactions that are consummated after the Closing Date and prior to the conversion of the Note.

“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (ii) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent other than any Lien imposed by ERISA; (iii) any Lien created by operation of law, such as materialmen’s liens, mechanics’ liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent and for which adequate reserves have been established in accordance with GAAP; and (iv) Liens (A) upon or in any equipment acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment, or (B) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment, (v) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clause (iv) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vi) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company’s business, not interfering in any material respect with the business of the Company and its Subsidiaries taken as a whole, (vii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default, (viii) Liens securing the Company’s obligations under the Notes, (ix) Liens arising out of pledges or deposits under workmen’s compensation laws, unemployment insurance, old age pensions, or other social security benefits other than any Lien imposed by ERISA, (x) Liens incurred or deposits made in the ordinary course of business to secure surety bonds provided that such Liens shall extend only to cash collateral for such surety bonds and (xi) Liens listed on Schedule 1.1(b) of the Company Disclosure Letter.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, company, limited liability company, trust, unincorporated association, Governmental Authority, or any other entity of whatever nature.

“Preferred Stock” has the meaning assigned to such term in Section 3.6.

“Products” means the products of the Company described on Schedule 1.1(a) of the Company Disclosure Letter.

“Purchase Price” has the meaning assigned to such term in Section 2.1.

“Purchaser” has the meaning assigned to such term in the preamble.

“Purchaser Percentage Interest” means the percentage of the total voting power of the Company, determined on the basis of the number of Voting Securities actually outstanding, that is controlled directly or indirectly by the Purchaser, including as beneficially owned.

“Qualifying Ownership Interest” means shares of Common Stock that constitute 25% or more of the Voting Securities.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

“Real Property Lease” has the meaning assigned to such term in Section 3.12(a)(vii).

“Registration Rights Agreement” has the meaning assigned to such term in the recitals.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Seller Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Seller Property.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants or (iii) investigate and determine if a remedial response is needed and to design such a response and post-remedial investigation, monitoring, operation and maintenance and care.

“Requirement of Law” means any law, statute, code, treaty, Order, ordinance, rule, regulation or other requirement promulgated or enacted by any Governmental Authority.

“Response Proposal” has the meaning assigned to such term in Section 5.2.

“Restricted Period” has the meaning assigned to such term in Section 5.1(b).

“Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

“SEC Reports” means each registration statement, report, proxy statement or information statement (other than preliminary materials) or other documents filed by the Company or any of its Subsidiaries with the Commission pursuant to the Securities Act or the Exchange Act or the rules and regulations thereunder, each in the form (including exhibits and any amendments) filed with the Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder by the Commission from time to time.

“Security Agreement” has the meaning assigned to such term in the recitals.

“Software” means computer software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, whether in source code, object code or human readable form.

“Subsidiary” of any specified Person means any other Person more than 50% of the outstanding voting securities of which is owned or controlled, directly or indirectly, by such specified Person or by one or more other Subsidiaries of such specified Person, or by such specified Person and one or more other Subsidiaries of such specified Person.  For the purposes of this definition, “voting securities” means securities which ordinarily have voting power for the election of directors (or other Persons having similar functions), whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency, or other ownership interests ordinarily constituting a majority voting interest.

“Superior Acquisition Proposal” has the meaning assigned to such term in Section 5.2.

“Tax” or “Taxes” means any taxes, assessment, duties, fees, levies, imposts, deductions, or withholdings, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers’ compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes, or other governmental charges of any nature whatsoever, imposed by any taxing authority of any government or country or political subdivision of any country, and any liabilities with respect thereto, including any penalties, additions to tax, fines or interest thereon and includes any liability for Taxes of another Person by Contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign Requirement of Law provision or otherwise.

“Tax Return” means any return, report or similar statement requires to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Trade Secrets” means trade secrets and confidential ideas, know-how, concepts, methods, processes, formulae, technology, algorithms, models, reports, data, customer lists, supplier lists, mailing lists, business plans and other proprietary information, all of which derive value, monetary or otherwise, from being maintained in confidence.

“Trademarks” means United States, state and non-U.S. trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, whether registered or unregistered, and pending registrations and applications to register the foregoing.

“Transaction Agreements” means this Agreement, the Note, the Security Agreement, the Registration Rights Agreement, the Celecoxib License Agreement and the Assignment Agreement.

“Voting Securities” mean any class or classes of stock of the Company pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of the Board of Directors, irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

ARTICLE 2

PURCHASE AND SALE OF THE NOTE

2.1                                 Purchase and Sale of the Note.  Subject to the terms set forth herein, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company the Note, for an aggregate purchase price of $15,000,000 (the “Purchase Price”).

2.2                                 Closing.  The issuance, sale and purchase of the Note shall take place at a closing (the “Closing”) to be held at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois, at 10:00 A.M., local time, on the Closing Date.  The Closing shall occur on the first Business Day after the conditions set forth in Sections 7.1 and 8.1 (other than those to be satisfied on the Closing Date, which shall be satisfied or waived on such date) have been satisfied or waived by the party entitled to waive such conditions or such later date and time as the parties may agree in writing (the “Closing Date”), (a) the Purchaser shall (i) deliver to the Company by wire transfer in immediately available funds to an account or accounts designated in writing by the Company to the Purchaser at least two (2) Business Days prior to the Closing Date, funds in an amount equal to the Purchase Price (which funds will be used by the Company in accordance with Section 2.3) and (ii) make or cause to be made the deliveries set forth in Section 2.4 and (b) the Company shall (i) issue and deliver to the Purchaser the fully executed Note and (ii) make or cause to be made the deliveries set forth in Section 2.5.

2.3                                 Use of Proceeds.  All of the proceeds received from the Purchaser pursuant to Section 2.2 hereof shall be used by the Company solely for general working capital purposes, capital expenditures, repayment of debt and in the operation of the Company’s business.

2.4                                 Purchaser Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article 7, at the Closing Purchaser shall deliver to the Company all of the following:

(a)                                  A certificate of good standing of the Purchaser, issued as of a recent date by the Secretary of State of Delaware.

(b)                                 The certificate contemplated by Section 8.1(a), duly executed by an authorized representative of the Purchaser.

(c)                                  The Assignment Agreement, duly executed by an authorized officer of the Purchaser.

(d)                                 The Celecoxib License Agreement, duly executed by an authorized officer of the Purchaser.

(e)                                  The Registration Rights Agreement, duly executed by an authorized officer of the Purchaser.

(f)                                    The Security Agreement, duly executed by an authorized officer of the Purchaser.

(g)                                 Such other documents, instruments, approvals or opinions relating to the transaction contemplated by the Transaction Agreements as the Company may reasonably request.

2.5                                 Company Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article 8, at the Closing the Company shall deliver to the Purchaser all of the following:

(a)                                  A copy of the Certificate of Incorporation, as amended, certified as of a recent date by the Secretary of State of Delaware.

(b)                                 A certificate of good standing of the Company, issued as of a recent date by each of the Secretary of State of Delaware and the Secretary of State of the Commonwealth of Massachusetts.

(c)                                  Certificate of the secretary of the Company, dated as of the Closing Date, in a form and substance reasonably satisfactory to Purchaser, as to: (i) no amendments to the Certificate of Incorporation since a specified date; (ii) the Bylaws; (iii) the resolutions of the Board of Directors, or committee thereof, authorizing the execution, delivery and performance of this Agreement, the other Transaction Agreement and the transactions contemplated thereby; and (iv) incumbency and signatures of the officers of the Company executing this Agreement and any Transaction Agreement.

(d)                                 The certificate contemplated by Section 7.1(a), duly executed by an executive officer of the Company.

(e)                                  The legal opinion of Goodwin Procter LLP, counsel to the Company, dated the Closing Date, addressed to the Purchaser, in the form of Exhibit G.

(f)                                    The Note, duly executed by an authorized officer of the Company.

(g)                                 The Assignment Agreement, duly executed by an authorized officer of the Company.

(h)                                 The Celecoxib License Agreement, duly executed by an authorized officer of the Company.

(i)                                     The Registration Rights Agreement, duly executed by an authorized officer of the Company.

(j)                                     The Security Agreement, duly executed by an authorized officer of the Company.

(k)                                  All consents, waivers or approvals obtain by the Company with respect to the consummation of the transactions contemplated by the Transaction Agreements.

(l)                                     Such other documents, instruments, approvals or opinions relating to the transaction contemplated by the Transaction Agreements as the Purchaser may reasonably request.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser as follows:

3.1                                 Corporate Existence and Power.  The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite corporate power and authority to own and operate its properties, to lease the properties it operates as lessee and to carry on its business as currently conducted and currently contemplated to be conducted; (c) has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Note and each of the other Transaction Agreements; (d) has all requisite corporate power and authority to issue the Note and the shares of Common Stock issuable upon the conversion of the Note (the “Conversion Shares”), in the manner and for the purpose contemplated by this Agreement, the Note and each of the other Transaction Agreements; and (e) has all requisite corporate power and authority to execute, deliver and perform its obligations under all other agreements and instruments executed and delivered by it pursuant to or in connection with this Agreement, the Note and each of the other Transaction Agreements.  The Company is duly qualified to do business as a foreign corporation in, and is in good standing under the laws of, each jurisdiction in which the conduct of its business or the nature of the property owned requires such qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

3.2                                 Subsidiaries.  Except as set forth on Schedule 3.2 of the Company Disclosure Letter, the Company has no Subsidiaries and no interest or investments in any corporation, partnership, limited liability company, trust or other entity or organization.  Each Subsidiary listed on Schedule 3.2 of the Company Disclosure Letter has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate (or, in the case of an entity other than a corporation, other) power and authority to own and operate its properties, to lease the properties it operates as lessee and to carry on its business as currently conducted and currently contemplated to be conducted, and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or the nature of its properties requires such qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  Except as set forth on

Schedule 3.2 of the Company Disclosure Letter, all of the issued and outstanding stock (or equivalent interests) of each Subsidiary set forth on Schedule 3.2 of the Company Disclosure Letter has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company free and clear of any Liens and there are no rights, options or warrants outstanding or other agreements to acquire shares of stock (or equivalent interests) of such Subsidiary.  Schedule 3.2 of the Company Disclosure Letter sets forth the capitalization of each of the Subsidiaries, including the amount and kind of equity interests held by the Company in the Subsidiary.

3.3                                 Corporate Authorization; No Contravention.  The execution, delivery and performance by the Company of this Agreement, the Note and each of the other Transaction Agreements and the consummation of the transactions contemplated thereby and delivery of the Conversion Shares (when issued), (a) have been duly authorized by all necessary corporate action of the Company; (b) do not contravene the terms of the Certificate of Incorporation or Bylaws or the other organizational documents of the Company or its Subsidiaries; (c) do not entitle any Person to exercise any statutory or contractual preemptive rights to purchase shares of capital stock or any equity interest in the Company; and (d) except as set forth in Schedule 3.3 of the Company Disclosure Letter, do not, and will not, violate or result in any breach or contravention of, a default under, or an acceleration of any obligation under or the creation (with or without notice, lapse of time or both) of any Lien under, result in the termination or loss of any right or the imposition of any penalty under, any Contract of the Company or its Subsidiaries or by which their respective assets or properties are bound or any Requirement of Law or Order applicable to the Company or its Subsidiaries or by which their respective assets or properties are bound.  The transactions contemplated by this Agreement and the Transaction Agreements have been approved by the Audit Committee of the Company in compliance with the NASDAQ Voting Exception Provisions and the Company has received an written exception from NASDAQ with respect to the transactions contemplated by this Agreement and the Transaction Agreements, including the issuance of the Note, in accordance with the NASDAQ Voting Exception Provisions.  This Agreement constitutes and the Note and each of the other Transaction Agreements when executed by the Company will constitute, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors’ rights generally and the general principles of equity, regardless of whether considered in a proceeding in equity or at law.  No event has occurred and no condition exists which (upon notice or the passage of time or both) would constitute, or give rise to: (i) any breach, violation, default, change of control or right to cause the Company to repurchase or redeem under, (ii) any Lien on the assets of the Company or any of its Subsidiaries under, (iii) any termination right of any party, or any loss of any right or imposition of any penalty, under or (iv) any change or acceleration in the rights or obligations of any party under, the Certificate of Incorporation or Bylaws or the organizational documents of the Company’s Subsidiaries.

3.4                                 Governmental Authorization; Third Party Consents.  Except as set forth on Schedule 3.4 of the Company Disclosure Letter and, with respect to the conversion of the Note, except as required under the HSR Act, no approval, consent, qualification, order, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority, or any other Person in respect of any Requirement of Law, Order, Contract or otherwise, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the issuance, sale and delivery of the Note) by the Company, or enforcement against the Company, of this Agreement, the Note and each of the other Transaction Agreements or the consummation of the transactions contemplated thereby.

3.5                                 Binding Effect.  The Company has full power and authority to execute, deliver and perform this Agreement, the Note and each of the other Transaction Agreements.  The execution, delivery and performance of this Agreement, the Note and each of the other Transaction Agreements by Seller have been duly authorized and approved by the Board of Directors and do not require any further authorization or consent of the Company or its stockholders.  This Agreement has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, and the Note and each of the other Transaction Agreements has been duly authorized by the Company and upon execution and delivery by the Company will be a legal, valid and binding obligation of the Company enforceable in accordance with its terms.

3.6                                 Capitalization of the Company and its Subsidiaries.  The authorized capital stock of the Company consists of (a) 98,500,000 shares of Common Stock (and immediately following the filing of an amendment to the Certificate of Incorporation pursuant to Section 7.1(g), 250,000,000 shares of Common Stock) and (b) 5,000,000 shares of preferred stock, par value $0.01, of the Company (the “Preferred Stock”) of which 1,000,000 shares of Preferred Stock are designated as 6.5% Convertible Exchangeable Preferred Stock.  As of the date hereof, (i) 310,000 shares of Convertible Exchangeable Preferred Stock are issued and outstanding, (ii) 49,488,907 shares of Common Stock are issued and outstanding, (iii) 15,321,645 shares of Common Stock are reserved for or subject to issuance upon the exercise of outstanding Company Options (as defined below) and (iv) 2,470,426 shares of Common Stock are reserved for or subject to issuance upon the conversion of Preferred Stock.  Schedule 3.6 of the Company Disclosure Letter sets forth a true and correct list of all outstanding rights, options or warrants to purchase shares of any class or series of capital stock of the Company (collectively, “Company Options”) and a true and correct list of each of the Company’s stock option, incentive, purchase or other plans pursuant to which options or warrants to purchase stock of the Company may be issued (collectively, the “Company Plans”).  Except (A) for shares of Common Stock issued pursuant to the exercise of outstanding Company Options, (B) for shares of Common Stock issuable upon conversion of the Preferred Stock and (C) for shares of Common Stock issuable upon conversion of the Note, on the Closing Date there are no shares of Common Stock or any other equity security of the Company or any of its Subsidiaries issuable upon conversion or exchange of any security of the Company or any of its Subsidiaries nor any rights, options or warrants outstanding or other agreements to acquire shares of stock of the Company or any of its Subsidiaries nor is the Company or any of its Subsidiaries be contractually obligated to issue any shares of stock or to purchase, redeem or otherwise acquire any of its outstanding shares of stock.  Neither the Company nor any of its Subsidiaries has created any “phantom stock,” stock appreciation rights or other similar rights the value of which is related to or based upon the price or value of the Common Stock.  Neither the Company nor any of its Subsidiaries has outstanding debt or debt instruments providing for voting rights with respect to the Company or any of its Subsidiaries to the holders thereof.  No stockholder of the Company or other Person is entitled to any preemptive or similar rights to subscribe for shares of stock of the Company or any of its Subsidiaries.  All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, and nonassessable.  Except as set forth on Schedule 3.6 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has granted to any Person the right to demand or request that the Company or such Subsidiary effect a registration under the Securities Act of any securities held by such Person or to include any securities of such Person in any such registration by the Company or such Subsidiary.

3.7                                 SEC Documents; Sarbanes-Oxley Compliance.  (a)  The Company has made available to the Purchaser the SEC Reports filed with the Commission from January 1, 2006 to the date hereof.  The Company and each of its Subsidiaries have timely filed each registration statement, report, proxy statement or information statement (other than preliminary materials) or other documents required to be filed by it with the Commission pursuant to the Securities Act or the Exchange Act or the rules and regulations thereunder since January 1, 2005.  As of their respective dates, the SEC Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied in all material respects with the then applicable accounting requirements, (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except for those statements, if any, as have been modified by subsequent filings with the Commission prior to the date hereof and (iii) complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002.  The financial statements and other financial information included in each of the SEC Reports fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company and its Subsidiaries as of, and for the periods presented in, the applicable SEC Reports.  Each of the consolidated balance sheets of the Company and its Subsidiaries included in or incorporated by reference into the SEC Reports (including the related notes and schedules) present fairly, in all material respects, the financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and shareholders’ equity of the Company and its Subsidiaries included in or incorporated by reference into the SEC Reports (including any related notes and schedules) present fairly, in all material respects, the results of operations and cash flows of the Company and its Subsidiaries for the periods set forth, in each case in conformity with GAAP consistently applied during the periods involved, except as may be noted (subject, in the case of unaudited statements, to those exceptions as may be permitted by Form 10-Q of the Commission and to normal year-end audit adjustments).

(b)                                 The management of the Company has (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities and (ii) has disclosed, based on its most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s outside auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  A summary of any of those disclosures made by management to the Company’s auditors and audit committee has been furnished to the Purchaser.  The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management’s general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to assets is permitted only in accordance with management’s general or specific authorization and (z) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c)                                  Since January 1, 2005, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.8                                 Absence of Certain Developments.  Since the date of the most recent audited financial statements of the Company included in the SEC Reports, except as described in the SEC Reports filed with the Commission prior to the date hereof, or as contemplated by the Transaction Agreements, each of the Company and its Subsidiaries has operated in the ordinary course and there has not been:

(a)                                  any event, change, effect, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b)                                 any change to, or resolutions adopted to effect any change to, the Certificate of Incorporation or By-Laws;

(c)                                  any incurrence of any Lien (except Permitted Liens) on any material assets of the Company or any of its Subsidiaries;

(d)                                 any material loss, damage or destruction to, or any material interruption in the use of, any material assets of the Company or any of its Subsidiaries;

(e)                                  any acquisition, sale or transfer (including by license) of any material asset by the Company or any of its Subsidiaries;

(f)                                    any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any repurchase for value by the Company of any capital stock of the Company;

(g)                                 any split, combination or reclassification of any capital stock of the Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company;

(h)                                 any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or

(i)                                     any change in material elections with respect to Taxes by the Company or any of its Subsidiaries or settlement or compromise by the Company or any of its Subsidiaries of any material Tax liability or refund.

3.9                                 No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except (a) liabilities or obligations disclosed or reserved against in the SEC Reports filed with the Commission prior to the date hereof and (b) liabilities or obligations which arose after the last date of any such SEC Report, in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

3.10                           Compliance with Laws.  (a)  Except as set forth in the SEC Reports filed with the Commission prior to the date hereof or as set forth on Schedule 3.10(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries, is, or since January 1, 2005, has been, in violation of any Requirement of Law in any material respect, or any Order, applicable thereto.

(b)                                 The Company and its Subsidiaries as applicable, have obtained or made, as the case may be, all permits, licenses, authorizations, orders and approvals, and all filings, applications and registrations with, all Governmental Authorities (“Permits”), that are required to conduct the businesses of the Company and its Subsidiaries in the manner and to the full extent as currently conducted or currently contemplated to be conducted except where such failure to obtain or make, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.  None of such Permits is subject to any restriction or condition that limits or would reasonably be expected to limit in any material way the full operation of the business of the Company or its Subsidiaries as currently conducted or currently contemplated to be conducted.  Each of the Permits has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened proceeding to limit, condition, suspend, cancel, suspend, or declare such Permit invalid.  Neither the Company nor any of its Subsidiaries is in default in any material respect with respect to any of the Permits, and to the Knowledge of the Company, no event has occurred which constitutes, or with due notice or lapse of time or both may constitute, a default by the Company or any such Subsidiary under any Permit.

3.11                           Litigation.  Except as set forth on Schedule 3.11 of the Company Disclosure Letter, there is no Action or, to the Knowledge of the Company, other legal, administrative or other governmental investigation or inquiry pending or claims asserted (or, to the Knowledge of the Company, any threat thereof) relating to the Company or any of its Subsidiaries or relating to this Agreement, the Note, any of the other Transaction Agreements or the Company Agreements or the transactions contemplated thereby or against any officer, director or employee of the Company in connection with such Person’s relationship with or actions taken on behalf of the Company.  Except as set forth on Schedule 3.11 of the Company Disclosure Letter, the Company is not subject to any Order.

3.12                           Material Contracts.  (a)  Except as set forth in Schedule 3.12(a) of the Company Disclosure Letter neither the Company nor any of its Subsidiaries is a party to or bound by:

(i)                                     any Contract for the purchase or sale of real property;

(ii)                                  any Contract for the purchase of services, materials, supplies or equipment which involved the payment of more than $250,000 in 2007, which the Company reasonably anticipates will involve the payment of more than $250,000 in 2008 or which extends beyond December 31, 2009;

(iii)                               any Contract for the sale of goods or services which involved the payment of more than $250,000 in 2007, which the Company reasonably anticipates will involve the payment of more than $250,000 in 2008 or which extends beyond December 31, 2009;

(iv)                              any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

(v)                                 any Contract which limits or restricts where the Company or any of its Subsidiaries may conduct its current business or the type or line of business in which the Company or its Subsidiaries may engage;

(vi)                              any Contract which provides for, or relates to, the incurrence of indebtedness for borrowed money (including any interest rate or currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or non-U.S. exchange risk associated with its financing) (“Indebtedness”);

(vii)                           any Contract for the leasing (as lessor or lessee) of any real property (“Real Property Leases”);

(viii)                        any Contract for the leasing (as lessor or lessee) of any personal property with an annual rental amount in excess of $250,000; or

(ix)                                any other Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of regulation S-K under the Securities Act.

(b)                                 Except as set forth in Schedule 3.12(b) of the Company Disclosure Letter, each of the Contracts listed in Schedules 3.12(a), 3.16 and 3.20(c) of the Company Disclosure Letter (collectively, the “Company Agreements”) constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except as set forth in Schedule 3.4 of the Company Disclosure Letter) will continue in full force and effect after the Closing Date without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other Person.  Each of the Company and its Subsidiaries has fulfilled and performed its obligations under each of the Company Agreements, and is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Company Agreements and no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or any of its Subsidiaries or by any such other party.  Complete and correct copies of each of the Company Agreements have heretofore been delivered or made available to the Purchase by the Company.

3.13                           Environmental.  (a)  Except as set forth in Schedule 3.13 of the Company Disclosure Letter:

(i)                                     the operations of the Company and its Subsidiaries comply in all material respects with all applicable Environmental Laws;

(ii)                                  the Company and its Subsidiaries have obtained all environmental, health and safety Permits necessary for their operation, and all such Permits are in good standing and the Company and its Subsidiaries are in compliance in all material respects with all terms and conditions of such permits;

(iii)                               none of the Company and its Subsidiaries nor any of their past or present operations or properties is subject to any on-going investigation by, order from or agreement with any Person respecting (A) any Environmental Law, (B) any Remedial Action or (C) any Claim arising from the Release or threatened Release of a Contaminant into the environment;

(iv)                              the Company and its Subsidiaries are not subject to any Order alleging or addressing a violation or liability under any Environmental Law;

(v)                                 the Company and its Subsidiaries have not:

(A) reported a Release of a hazardous substance pursuant to Section 103(a) of CERCLA, or any state equivalent;

(B) filed a notice pursuant to Section 103(c) of CERCLA;

(C) filed notice pursuant to Section 3010 of RCRA indicating the generation of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent; or

(D) filed any notice under any applicable Environmental Law reporting a substantial violation of any applicable Environmental Law;

(vi)                              there is not now, nor to the Knowledge of the Company, has there ever been, on or in any Company Property:

(A) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR Part 261 or any state equivalent, that requires or required a Permit pursuant to Section 3005 of RCRA; or

(B) any underground storage tank or surface impoundment or landfill or waste pile;

(vii)                           there is not now on or in any Company Property any polychlorinated biphenyls (PCB) used in pigments, hydraulic oils, electrical transformers or other equipment;

(viii)                        neither the Company not any of its Subsidiaries have received any notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of a Contaminant;

(ix)                                no Environmental Encumbrance has attached to any Company Property; and

(x)                                   any asbestos-containing material which is on or part of any Company Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law.

3.14                           Taxes.  (a)  Except as set forth on Schedule 3.14 of the Company Disclosure Letter:

(i)                                     all Tax Returns required to be filed by the Company and each of its Subsidiaries have been timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, complete, and correct in all material respects;

(ii)                                  all Taxes that are due or claimed to be due from the Company and each of its Subsidiaries have been timely paid;

(iii)                               there are no proposed, asserted, ongoing or, to the Knowledge of the Company, threatened, assessments, examinations, claims, deficiencies, Liens or other litigation with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries;

(iv)                              to the Knowledge of the Company, the accruals and reserves on the books and records of the Company and its Subsidiaries in respect of any Tax liability for any taxable period not finally determined are adequate to meet any assessments of Tax for any such period;

(v)                                 the Company is not a United States real property holding corporation as defined in Section 897(c)(2) of the Code;

(vi)                              the Company and each of its Subsidiaries is not currently the beneficiary of any extension of time within which to file any Tax Return;

(vii)                           all material amounts required to be collected or withheld by the Company or any of its Subsidiaries have been collected or withheld and any such amounts that are required to be remitted to any taxing authority have been duly and timely remitted;

(viii)                        neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(ix)                                the Company and each of its Subsidiaries (A) has not been a member of a group of corporations filing Tax Returns on a consolidated, combined or unitary basis (other than a group of which the Company was the common parent) or (B) does not have any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Requirement of Law), as a transferee or successor, by contract, or otherwise; and

(x)                                   the Company and each of its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Requirement of Law) executed on or prior to the Closing Date; or (B) prepaid amount received on or prior to the Closing Date.

(b)                                 As a direct or indirect result of the transactions contemplated by this Agreement, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder.  Except as set forth on Schedule 3.14 of the Company Disclosure Letter, as a direct or indirect result of the transactions contemplated by this Agreement and the other Transaction Agreements, no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits will be (or under Section 280G of the Code and the Treasury Regulations thereunder be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code and the Treasury Regulations thereunder, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

3.15                           Title to Property and Assets; Leases.  Except as set forth on Schedule 3.15 of the Company Disclosure Letter, each of the Company and its Subsidiaries has good and marketable title, free and clear of all Liens to all of its assets, including all real property leased, subleased or otherwise occupied by the Company and its Subsidiaries and any assets and properties which it purports to own, except for Permitted Liens.  The Company and its Subsidiaries enjoy a peaceful and undisturbed possession under all Real Property Leases to which any of them is a party as lessee.  With respect to each Real Property Lease, to the Knowledge of the Company, either (a) such Real Property Lease is not subject or subordinate to any mortgage, deed of trust or other lien which has priority over such Real Property Lease or (b) the holder of any such lien has entered into a valid, binding and enforceable nondisturbance agreement in favor of the lessee pursuant to which the Real Property Lease cannot be extinguished or terminated by reason of any foreclosure or other acquisition of title by such holder if the lessee thereunder is not in default under the Real Property Lease as of the date of acquisition of title.  As used herein, the term “Real Property Lease” shall also include subleases or other occupancy agreements (and any amendments thereto) and the term “lessee” shall also include any sublessee or other occupant.  Neither the Company nor any of its Subsidiaries own any real property.

3.16                           Compliance with ERISA.  Schedule 3.16 of the Company Disclosure Letter sets forth the name of each Company Benefit Plan.  The Company has made available to the Purchaser true and complete copies of each Company Benefit Plan, as well as all material related documents, including, but not limited to, (a) the actuarial report for such Company Benefit Plan (if applicable) for each of the last two (2) years, (b) the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan, (c) the two (2) most recent annual reports (Series 5500 and related schedules) required under ERISA (if any) and (d) the most recent summary plan descriptions (with all material modifications).  Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with its terms and all applicable laws and regulations relating thereto, and there has been no notice issued by any governmental authority questioning or challenging such compliance.  Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and no circumstance exists which might cause such Company Benefit Plan to cease being so qualified.  There are no pending, or to the Knowledge of Company, threatened Actions or Claims (other than routine Actions for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts or assets related thereto.  Neither the Company nor any current or former ERISA Affiliate currently sponsors, maintains or contributes to, and is not required to contribute to, nor has ever sponsored, maintained or contributed to, or been required to contribute to, incurred any liability, or has any potential liability, with respect to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Section 302 of the Code or Title IV of ERISA.  No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Benefit Plan which could, individually or in the aggregate, reasonably be expected to result in a material liability to the Company.  The Company has no material liability of any kind whatsoever, whether direct, indirect, contingent, or otherwise (i) on account of any violation of the health care requirements of Part 6 of Title I of ERISA or Section 4980B of the Code, or (ii) under Section 502(i) or Section 502(l) of ERISA.  No material liability under any Company Benefit Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company has received notice that such insurance company is insolvent or is in rehabilitation or any similar proceeding.  No Company Benefit Plan is under audit or is the subject of a proceeding with respect to, or, to the Knowledge of the Company, investigation by, the IRS, the Department of Labor or the Pension Benefit Guaranty Corporation, and, to the Knowledge of the Company, no such audit, investigation or proceeding is threatened.  Except as set forth on Schedule 3.16 of the Company Disclosure Letter, with respect to each Company Benefit Plan which provides medical benefits, short-term disability benefits or long-term disability benefits (other than any “pension plan” within the meaning of Section 3(2) of ERISA), all Claims incurred by the Company under such Company Benefit Plan are either insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such Claims or covered under a contract with a health maintenance organization pursuant to which such health maintenance organization bears the liability for such Claims.  Except as set forth on Schedule 3.16 of the Company Disclosure Letter or disclosed in the SEC Reports filed with the Commission prior to the date hereof, neither the execution and delivery of this Agreement, the Transaction Agreements nor the transactions contemplated thereby will (either alone or in conjunction with any other event such as termination of employment) (i) result in, or cause any increase, acceleration or vesting of, any payment, benefit or award under any Company Benefit Plan to any director or employee of Company or any of its Subsidiaries, (ii) give rise to any obligation to fund for any such payments, awards or benefits, (iii) give rise to any limitation on the ability of the Company or any of its Subsidiaries to amend or terminate any Company Benefit Plan or (iv) result in any payment or benefit that will or may be made by the Company or any of its Subsidiaries or affiliates that will be characterized as an “excess parachute payment,” within the meaning of Section 280G of the Code.  Except as set forth on Schedule 3.16 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or ERISA Affiliates has any liability to provide any post-retirement or post-termination life, health, medical or other welfare benefits to any current or former employees or beneficiaries or dependents thereof which, individually or in the aggregate, is material, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA or applicable state healthcare continuation coverage laws which, individually or in the aggregate, is at no material expense to the Company and its Subsidiaries.  With respect to each Company Benefit Plan, there are no understandings, agreements or undertakings that would prevent the Company from amending or terminating such Company Benefit Plan at any time without incurring material liability thereunder other than in respect of accrued obligations and medical or welfare claims incurred prior to such amendment or termination.  All Company Benefit Plans subject to Section 409A of the Code are in good faith compliance with the currently applicable requirements of Section 409A and the regulations, rulings and notices thereunder.

3.17                           Labor Relations; Employees.  Except as set forth on Schedule 3.17 of the Company Disclosure Letter, the Company is not in any material respect delinquent in payments to any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by such employee or for reimbursement of expenses.  The Company is in compliance in all material respects with all applicable Requirements of Law respecting employment, employment practices, labor, terms and conditions of employment and wages and hours.  The Company is not a party to any Contract with any labor union, and no labor union has requested or sought to represent any of the employees, representatives or agents of the Company.  There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or involving the Company.  To the Knowledge of the Company, no executive officer of the Company has announced plans to terminate his or her employment with the Company.

3.18                           Regulatory Matters.  (a)  Complete and correct copies of each submission of the Company or any of its Subsidiaries to the FDA with respect to the Products, and all amendments and supplements thereto, including all related pre-clinical and clinical data, have heretofore been provided or made available to Purchaser by the Company.  Complete and correct copies of all correspondence received by of the Company or any of its Subsidiaries from the FDA with respect to the Products and the responses thereto have heretofore been provided to Purchaser by the Company.

(b)                                 To the extent applicable, the Company has been and is in substantial compliance with 21 U.S.C. Section 355 and applicable FDA implementing regulations, including 21 C.F.R. Parts 312 or 314, and similar Requirements of Laws and all terms and conditions of the applicable new drug application and investigational new drug exemption submission under Section 505(i) of the Federal Food, Drug, and Cosmetic Act.  The Company has been and is in substantial compliance with the clinical trial reporting and disclosure requirements of 42 U.S.C. Section 282(j).  The Company and its officers, employees or agents have included in the applications for the Products, where required, the certification described in 21 U.S.C. Section 335a(k)(1) or any similar Requirements of Law, and such certification and such list was in each case true and accurate when made and remained true and accurate in all material respects thereafter.  In addition, the Company is in compliance in all material respects with all applicable registration and listing requirements set forth in 21 U.S.C. Section 360 and 21 C.F.R. Part 207 and all similar Requirements of Laws with respect to the Products.

(c)                                  Each article of the Products manufactured and/or distributed by the Company (including Products in inventory) is not adulterated within the meaning of 21 U.S.C. Section 351 (or similar Requirement of Law) or misbranded within the meaning of 21 U.S.C. Section 352 (or similar Requirement of Law), and is not in violation of 21 U.S.C. Section 355 (or similar Requirement of Law).

(d)                                 Neither the Company nor any of its officers, employees or agents has made an untrue statement of a material fact or fraudulent statement to the FDA or other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy and, to the Knowledge of the Company, neither the Company nor any of its officers, employees or agents is the subject, officially or otherwise, of any pending or threatened investigation by any Governmental Authority under such policy or under the Federal Anti-Kickback Statute or the Civil False Claims Act or any regulations promulgated thereunder.  Neither the Company nor any of its officers, employees or agents has been convicted of any crime or engaged in any conduct with respect to the Products for which debarment is mandated by 21 U.S.C. Section 335a(a) or any similar Requirement of Law or authorized by 21 U.S.C. Section 335a(b) or any similar Requirement of Law.

(e)                                  To the Knowledge of the Company, all pre-clinical and clinical investigations conducted or sponsored by it with respect to the Products have been and are being conducted in compliance with all recommendations of the FDA, 21 C.F.R. Parts 50, 54, 56, 58 and 312 and all other applicable Requirements of Laws, including those with respect to good laboratory practices, investigational new drug requirements, good clinical practice requirements (including informed consent and institutional review boards designed to ensure the protection of the rights and welfare of human subjects), and federal and state laws restricting the use and disclosure of individually identifiable health information.

3.19                           Insurance.  The Company and its Subsidiaries maintain, with financially sound and reputable insurers, insurance in such amounts, including deductible arrangements, and of such a character as is, in the judgment of the Board of Directors, reasonable in light of the risks faced by the Company in the conduct of its business.  All policies of title, fire, liability, casualty, business interruption, workers’ compensation and other forms of insurance including, but not limited to, directors and officers insurance, held by the Company and its Subsidiaries, are in full force and effect in accordance with their terms.  Neither the Company nor any of its Subsidiaries is in default in any material respect under any provisions of any such policy of insurance that has not been remedied and no such Person has received notice of cancellation of any such insurance.

3.20                           Intellectual Property.  (a)  Schedule 3.20(a) of the Company Disclosure Letter contains a list and description (showing in each case the registered or other owner, expiration date and registration or application number, if any) of all Copyrights, Patent Rights and Trademarks (including all assumed or fictitious names) owned by, licensed to or used by the Company or any of its Subsidiaries.

(b)                                 Schedule 3.20(b) of the Company Disclosure Letter contains a list and description (showing in each case any owner, licensor or licensee) of all material Software licensed to or used by the Company or any of its Subsidiaries, provided that Schedule 3.20(b) of the Company Disclosure Letter does not list mass market Software licensed that is commercially available and subject to “shrink-wrap” or “click-through” license agreements.  The Company and its Subsidiaries do not own any Software.

(c)                                  Schedule 3.20(c) contains of the Company Disclosure Letter a list and description of all Contracts that relate to:  (i) any Copyrights, Patent Rights or Trademarks required to be identified in Schedule 3.20(a) of the Company Disclosure Letter; (ii) any Trade Secrets owned by, licensed to or used by the Company or any of its Subsidiaries; and (iii) any Software required to be identified in Schedule 3.20(b) of the Company Disclosure Letter.

(d)                                 Except as disclosed in Schedule 3.20(d) of the Company Disclosure Letter, the Company either:  (i) owns the entire right, title and interest in and to the Intellectual Property and

Software listed on Schedule 3.20(a) and 3.20(b) of the Company Disclosure Letter, free and clear of any Liens; or (ii) has the perpetual, royalty-free right to use the same.  Except as set forth in Schedule 3.20(d) of the Company Disclosure Letter, the Company is listed in the records of the appropriate United States, state or non-U.S. registry as the sole current owner of record for each application or registration required to be identified in Schedule 3.20(a) of the Company Disclosure Letter as being owned by the Company or any of its Subsidiaries.  There exists no “Improvements” under and as defined in Section 3.08 of the Patent License Agreement, dated June 1, 2006, between the Company and Bracco International BV.  Under the Collaboration, License and Supply Agreement, dated as of July 6, 2004, between the Company and Nycomed Danmark ApS, as amended, no indications have been added to the “Field” (as defined therein), pursuant to Section 3.02(e) thereof or otherwise.

(e)                                  Except as disclosed in Schedule 3.20(e) of the Company Disclosure Letter:  (i) all registrations for Copyrights, Patent Rights and Trademarks required to be identified in Schedule 3.20(a) of the Company Disclosure Letter as being owned by the Company and its Subsidiaries are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by the Company and its Subsidiaries has not been cancelled or abandoned and is valid and enforceable; (iii) the Company has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property owned by the Company and its Subsidiaries, and to the Knowledge of the Company, there is no basis for any such action; (iv) the Company and its Subsidiaries have taken all actions reasonably necessary to protect and where necessary register, the Intellectual Property owned by or licensed exclusively to them; and (v) the Company and its Subsidiaries are not in breach of any Contract affecting the Intellectual Property used by the Company and its Subsidiaries and have not taken any action that would impair or otherwise adversely affect their rights in the Intellectual Property used by the Company and its Subsidiaries.  Correct and complete copies of: (x) registrations for all registered Copyrights, Patent Rights and Trademarks identified in Schedule 3.20(a) of the Company Disclosure Letter as being owned by the Company and its Subsidiaries; and (y) all pending applications to register unregistered Copyrights, Patent Rights and Trademarks identified in Schedule 3.20(a) of the Company Disclosure Letter as being owned by the Company and its Subsidiaries (together with any subsequent correspondence or filings relating to the foregoing) have heretofore been delivered or made available to the Purchaser by the Company.

(f)                                    Except as set forth in Schedule 3.20(f) of the Company Disclosure Letter:  (i) no infringement, misappropriation, violation or dilution of any Intellectual Property, or any rights of publicity or privacy relating to the use of names, likenesses, voices, signatures or biographical information, of any other Person has occurred or results in any way from the operations of the Company and its Subsidiaries; (ii) no claim of any infringement, misappropriation, violation or dilution of any Intellectual Property or any such rights of any other Person has been made or asserted in respect of the operations of the Company and its Subsidiaries; (iii) no claim of invalidity of any Intellectual Property owned by the Company and its Subsidiaries has been made by any other Person; (iv) no proceedings are pending or, to the Knowledge of the Company, threatened that challenge the validity, ownership or use of any Intellectual Property owned by the Company and its Subsidiaries; and (v) the Company has not had notice of, or to the Knowledge of the Company is there any basis for, a claim against the Company and its Subsidiaries that the operations, activities, products, Software, equipment, machinery or processes the Company and its Subsidiaries infringe, misappropriate, violate or dilute any Intellectual Property or any such rights of any other Person.

3.21                           Affiliate Transactions.  Except for transactions described on Schedule 3.21 of the Company Disclosure Letter and except for the transactions between the Company and the Purchaser, (a)(i) no current officer, director or employee of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, no former officer, director or employee of the Company or any of its Subsidiaries, (iii) to the Knowledge of the Company, no Affiliate or associate of any current officer, director or employee of the Company or any of its Subsidiaries and (iv) to the Knowledge of the Company, no Affiliate or associate of any former officer, director or employee of the Company or any of its Subsidiaries has, directly or indirectly, any interest in any Contract or property (real or personal, tangible or intangible) used by the Company or any such Subsidiary or in their respective businesses, or in any supplier, distributor or customer of the Company or any such Subsidiary (other than indirectly through such Person’s ownership of the securities of a corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of such corporation is beneficially owned by such Person) and (b) neither the Company nor any of its Subsidiaries shares any assets, rights or services with any entity that is controlled by any current officer, director or employee of the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any former officer, director or employee of the Company or any of its Subsidiaries.

3.22                           Investment Company Act.  Neither the Company nor any of its Subsidiaries is, and, after giving effect to consummation of the transactions contemplated hereby and by the other Company Agreements, will be, an “investment company” or an entity “controlled by” an “investment company” (as such terms are defined in the Investment Company Act of 1940, as amended).

3.23                           Board Approval.  (a)  The Finance Committee of the Board of Directors, pursuant to the authority delegated to it by the Board of Directors, at a meeting duly called and held has unanimously determined that this Agreement and the transactions contemplated by the Transaction Agreements are advisable and in the best interests of the Company and its stockholders and has approved this Agreement, the Note, and the other Transaction Agreements and the transactions contemplated thereby.

(b)                                 The Board of Directors (or a committee thereof) has taken all action required in order to (i) exempt the Purchaser, in respect to its purchase and conversion of the Note and any other securities of the Company acquired pursuant to the transactions contemplated by the

Transaction Agreements, from “interested stockholder” status as defined under Section 203 of the DGCL and (ii) exempt the transactions contemplated by the Transaction Agreements from the requirements of, and from triggering any provisions under, any “moratorium,” “control share,” “fair price,” “interested stockholder,” “affiliate transaction,” “business combination” or other anti-takeover laws and regulations of any Governmental Authority.

(c)                                  Except as set forth on Schedule 3.23(c) of the Company Disclosure Letter, no approval of the Transaction Agreements or of the transactions contemplated thereby by the holders of any shares of capital stock or Indebtedness of the Company is required in connection with the execution or delivery of the Transaction Agreements or the consummation of the transactions contemplated by thereby, whether pursuant to the DGCL, the Certificate of Incorporation or Bylaws, the rules and regulations of the NASD, NASDAQ or otherwise.

3.24                           Conversion Shares.  The Conversion Shares will be duly and validly issued, fully paid and nonassessable and free and clear of any Liens (other than any Liens granted by the Purchaser), not subject to preemptive or similar rights and constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, and such Conversion Shares will be issued in compliance with all applicable federal and state securities laws, when issued, sold and delivered in accordance with the terms of the Note and this Agreement.  The Conversion Shares will be listed on NASDAQ.  No approval of the stockholders of the Company is required to issue the Note or the Conversion Shares.

3.25                           No Brokers or Finders.  No agent, broker, finder, or investment or commercial banker or other Person (if any) engaged by or acting on behalf of the Company or any Subsidiary or Affiliate is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement, the Note, the other Transaction Agreements or the transactions contemplated thereby.

3.26                           Disclosure.  Neither this Agreement nor any certificate, instrument or written statement furnished or made to the Purchaser by or on behalf of the Company in connection with the transactions contemplated by the Transaction Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein in light of the circumstances under which they were made not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Company as follows:

4.1                                 Existence and Power.  The Purchaser (a) is duly organized, validly existing and in good standing under the laws of the State of Delaware and (b) has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Agreements.

4.2                                 Authorization; No Contravention.  The execution, delivery and performance by the Purchaser of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated thereby (a) have been duly authorized by all necessary corporate or other action, (b) do not contravene the terms of the Purchaser’s organizational documents and (c) do not violate, conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contract of the Purchaser or any Requirement of Law or Order applicable to the Purchaser, except for such violations, conflicts, breaches or Liens which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Agreements.

4.3                                 Governmental Authorization; Third Party Consents.  Except as required by the HSR Act and except for the consent referred to in Schedule 3.4 of the Company Disclosure Letter, in each case with respect to the conversion of the Note, no approval, consent, qualification, order, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority, or any other Person in respect of any Requirement of Law, Order, Contract or otherwise, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by the Purchaser, or enforcement against the Purchaser, of this Agreement and each of the other Transaction Agreements to which it is a party or the consummation of the transactions contemplated thereby, except for the failure of which to be obtained would not have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by the Transaction Agreements.

4.4                                 Binding Effect.  This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws affecting creditors’ rights generally and the general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.5                                 Purchase for Own Account, Etc.  (a)  Purchase for Own Account.  The Note is being acquired by the Purchaser for its own account and with no current intention of distributing or reselling the Note or any part thereof in any transaction that would be in violation of the securities laws of the United States of America or any state, without prejudice, however, to the rights of the Purchaser at all times to sell or otherwise dispose of all or any part of the Conversion Shares under an effective registration statement under the Securities Act or under an exemption from said registration available under the Securities Act.

(b)                                 Purchaser Status.  The Purchaser is an “Accredited Investor” (as defined in Rule 501(a)) under the Securities Act.

(c)                                  Restricted Shares.  The Purchaser understands (i) Conversion Shares will not (other than pursuant to the Registration Rights Agreement) be registered under the Securities Act or any state securities laws, by reason of their issuance by the Company in a transaction exempt from the registration requirements thereof and (ii) the Conversion Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder.

4.6                                 No Brokers or Finders.  Except as contemplated by this Agreement, no agent, broker, finder, or investment or commercial banker or other Person (if any) engaged by or acting on behalf of the Purchaser or any of its Affiliates is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement, the Transaction Agreements or the transactions contemplated thereby.

4.7                                 Litigation.  There is no Action pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser or relating to any of the Transaction Agreements or the transactions contemplated thereby which, if determined adversely to the Purchaser would have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by the Transaction Agreements.  The Purchaser is not subject to any Action that would have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated by the Transaction Agreements.

ARTICLE 5

COVENANTS OF THE COMPANY

5.1                                 Conduct of Business.  (a)  Except as expressly contemplated by this Agreement or consented to in writing by the Purchaser, from the date hereof through the Closing Date, the Company and its Subsidiaries shall conduct their businesses in the ordinary course, consistent with past practice.  The Company shall give the Purchaser prompt notice of any event, condition or circumstance known or that becomes known to the Company occurring from the date hereof through the Closing Date that would constitute a violation or breach of (a) any representation or warranty, whether made as of the date hereof or as of the Closing Date or (b) any covenant of the Company contained in this Agreement; provided, however, that no such notification shall relieve or cure any such breach or violation of any such representation, warranty or covenant or otherwise affect the accuracy of any such representation or warranty for the purposes of Section 7.1.

(b)                                 Without limiting the provisions of Section 5.1(a), except as otherwise expressly contemplated by the terms of this Agreement or agreed in writing by the Purchaser, from and after the date hereof through the Closing Date and following the Closing Date for so long as (x)

the Note remains convertible into Common Stock or (y) the Purchaser owns a Qualifying Ownership Interest (collectively, the “Restricted Period”), the Company shall not, and will cause its Subsidiaries not to:

(i)                                     amend the Certificate of Incorporation or Bylaws or the organizational documents of the Company or any of its Subsidiaries, or increase or decrease its authorized capital, except (1) as contemplated by Sections 5.1(b)(iv), 6.4 and 6.9 or Section 7(b) of the Note and (2) as required in order to designate one or more series of Preferred Stock or to increase the number of authorized shares of Common Stock, in each case, to the extent necessary to consummate a Permitted Equity Offering;

(ii)                                  recapitalize or otherwise change its capital structure in a manner that would result in a change of control of the power to vote 50% or more of the Voting Securities or other interests of the Company having the voting power to direct or cause the direction of management policies of the Company;

(iii)                               authorize or issue, or obligate itself to issue, any equity security (including any Company Option or other security convertible into or exercisable or exchangeable for any equity security), except for (A) the issuance of the Note or the Conversion Shares, (B) the issuance of any Common Stock upon the exercise of Company Options, (C) the issuance of Company Options to purchase not more than 3,500,000 shares of Common Stock in the aggregate pursuant to the Company Plans and (D) a Permitted Equity Offering (subject to the terms of this Agreement including, without limitation, Sections 5.1(b)(ii), 5.2 and 6.1 hereof), or institute any stock option, incentive, purchase or other similar plans;

(iv)                              purchase, redeem, retire or otherwise acquire, split, combine or reclassify, directly or indirectly, any of the Common Stock or other equity securities of the Company or give notice of any intention to exercise any right to purchase, redeem or otherwise acquire, split, combine or reclassify, any of the Common Stock or other equity securities of the Company (including any such purchase, redemption or acquisition in accordance with the terms of the Certificate of Incorporation or Bylaws or any stockholders agreement), other than (1) redemptions in accordance with any employee or consultant agreement approved by the Board of Directors in connection with a separation of service and (2) a reverse stock split consummated in order to maintain the listing of the Common Stock on NASDAQ;

(v)                                 except with respect to the shares of 6.5% Convertible Exchangeable Preferred Stock issued and outstanding as of the Closing Date, declare or pay any dividends on or make other distributions (whether in cash, stock or property or any combination thereof), directly or indirectly, in respect of the Common Stock or other equity securities;

(vi)                              enter into or permit to exist any agreement or undertaking (other than this Agreement) which prohibits, restricts or limits the ability of any Subsidiary of the Company to pay dividends or distributions to the Company, or otherwise to transfer assets or engage in transactions with the Company;

(vii)                           form any material joint venture or partnership;

(viii)                        have a subsidiary which is not wholly-owned by the Company, either directly or indirectly through one or more of its Subsidiaries;

(ix)                                voluntarily dissolve or liquidate;

(x)                                   incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness other than (a) the Note, (b) trade payables incurred in the ordinary course of business, (c) the Indebtedness listed on Schedule 3.12(a) of the Company Disclosure Letter or (d) other Indebtedness not to exceed $1,000,000 in the aggregate at any one time outstanding;

(xi)                                enter into any Contract with respect to the acquisition by the Company (whether by purchase or merger or consolidation of the Company or any of its Subsidiaries with another Person) of any business, assets (including by license of any product) or property (real, personal or mixed, tangible or intangible, including stock or other equity interests in, or evidences of the indebtedness of, any other corporation, partnership or entity), other than acquisitions of assets in the ordinary course of business and consistent with past practice and other than any such acquisition resulting in an aggregate expenditure by the Company and its Subsidiaries of less than $100,000;

(xii)                             other than dispositions of the collateral secured by the Liens granted to General Electric Capital Corporation listed on Schedule 1.1(b) of the Company Disclosure Letter, sell, lease, license, surrender, relinquish, encumber, pledge, transfer, assign, amend, convey or otherwise dispose of in one or more transactions any business, property or assets (whether tangible or intangible) having an aggregate market value of in excess of $100,000 individually or $500,000 in the aggregate (it being understood that the foregoing shall not prohibit any merger, consolidation or reorganization involving the Company otherwise permitted by this Section 5.1(b));

(xiii)                          discontinue, permit to lapse or otherwise fail to keep in full force and effect any material policies of insurance or knowingly take any action that would cause any such policy to terminate or be terminable prior to the expiration of its stated term;

(xiv)                         settle any Action of, or against, the Company or its Subsidiaries that is in excess of $100,000;

(xv)                            change any method of accounting or accounting practice used by the Company or any of its Subsidiaries, except for any change required by GAAP, by any Governmental Authority or by a change in Requirements of Law;

(xvi)                         file a voluntary petition in bankruptcy or commence a voluntary legal procedure for reorganization, arrangement, adjustment, release or composition of Indebtedness in bankruptcy or other similar Requirements of Law now or hereafter in effect, consent of the entry of an order for relief in an involuntary case under any such Requirements of Law or apply for or consent to the appointment of a rescuer, liquidator, assignee, custodian or trustee (or similar office) of the Company or any of its Subsidiaries;

(xvii)                      enter into the active management or business that is not primarily related to, or in furtherance of, being a pharmaceutical company focused on the research, development and commercialization of proprietary healthcare products;

(xviii)                   grant any put, registration or similar rights to any Person that would reasonably be expected to affect adversely the rights of the Purchaser under this Agreement, the Note or the other Transaction Agreements;

(xix)                           prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

(xx)                              take any corporate or other action in furtherance of any of the foregoing; or

(xxi)                           agree to do any of the foregoing.

(c)                                  Without limiting Section 5.1(b)(v), so long as the Note remains outstanding, the Company shall not declare or pay any dividends on or make other distributions (whether in cash, stock or property or any combination thereof), directly or indirectly, in respect of the Common Stock without the prior written consent of the Purchaser.

(d)                                 To the extent permitted by applicable Requirements of Law, the Company agrees to treat the Note as indebtedness for United States federal tax purposes.

5.2                                 No Solicitation.  Without limiting the Company’s other obligations under this Agreement, the Company agrees that, from the date hereof until the Closing, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (a) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries, or any purchase or sale of 15% or more of the consolidated assets (including without limitation stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, the equity securities of the Company that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning or having the right to acquire securities representing 15% or more of the Voting Securities (or of the surviving parent entity in such transaction) (any such proposal, offer or transaction, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by the Purchaser or any of its Affiliates) being hereinafter referred to as an “Acquisition Proposal”), (b) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or take action to facilitate any effort or attempt to make or implement an Acquisition Proposal, (c) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to an Acquisition Proposal (an “Acquisition Agreement”) or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal; provided, however, that the provisions of this Section 5.2 (except for the last five (5) sentences of this Section 5.2) shall not apply to discussions with respect to a Permitted Equity Offering with the Persons listed on Schedule 5.2 of the Company Disclosure Letter; provided, further, however, the foregoing shall not prohibit the Company, (i) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a bona fide tender offer or exchange offer or (ii) from participating in negotiations or discussions with or furnishing information to any Person in connection with an unsolicited bona fide Acquisition Proposal which is submitted in writing by such Person to the Board of Directors after the date hereof; provided, further, however, that prior to participating in any such discussions or negotiations or furnishing any information, (A) the Company receives from such Person an executed confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement, a copy of which shall be provided only for informational purposes to the Purchaser and (B) the Board of Directors shall have concluded in good faith, after consulting with its outside financial advisors and counsel, that such Acquisition Proposal is reasonably likely to be or to result in a Superior Acquisition Proposal (as defined below).  If, prior to the Closing, the Board of Directors receives an Acquisition Proposal, the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal) inform the Purchaser in writing of the terms and conditions of such proposal and the identity of the Person making it, and will keep the Purchaser informed, on a current basis, of the status and terms of any such proposals or offers by any Person (whether written or oral).  The Company will, and will cause its Affiliates to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date hereof with any Persons (other than the Purchaser and its Affiliates) conducted heretofore with respect to any Acquisition Proposal, and request the return or destruction of all non-public information furnished in connection therewith.  The Company shall not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which such party or its Subsidiaries is a party.  If, prior to the Closing, the Board of Directors receives a Superior Acquisition Proposal that was not initiated, solicited, encouraged or facilitated in breach of this Agreement and the Board of Directors determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with the directors’ fiduciary obligations to the Company’s stockholders under applicable Requirements of Law, the Board of Directors may terminate this Agreement and cause the Company to enter into an Acquisition Agreement with respect to the Superior Acquisition Proposal; provided, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 5.2 if the Company is not in compliance with the process of this Section 5.2; provided, further, that the Board of Directors may not take the actions specified above unless (1) the Board of Directors shall have first provided prior written notice to the Purchaser of its intention to take such actions, which notice shall describe the material terms of the transaction that constitutes such Superior Acquisition Proposal, and shall attach the most current draft of any written agreement relating thereto (if available) and (2) the Purchaser does not make, within three (3) Business Days after the receipt of such notice, a revised offer that the Board of Directors determines, in good faith, after consultation with outside counsel and its financial advisor, is at least as favorable to the stockholders of the Company as such Superior Acquisition Proposal (a “Response Proposal”).  The Company agrees that during the three (3) Business Day period prior to its effecting the actions specified above, the Company (as directed by the Board of Directors) and its representatives shall negotiate in good faith with the Purchaser regarding a possible Response Proposal to be submitted by the Purchaser.  The Company acknowledges and agrees that each successive material modification of a Superior Acquisition Proposal shall be deemed to constitute a new Superior Acquisition Proposal for purposes of this Section 5.2.  “Superior Acquisition Proposal” means any written proposal made by any Person (other than the Purchaser or its Subsidiaries) to acquire at least 75% of the equity securities or consolidated assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, or a sale of its assets, (x) on terms which the Board of Directors determines in good faith after consultation with its outside counsel and financial advisor to be more favorable from a financial point of view to the Company’s stockholders than the transactions contemplated by this Agreement and the other Transaction Agreements, taking into account all the terms and conditions of such proposal and this Agreement (including any Response Proposal by the Purchaser) and (y) that is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

5.3                                 Regulatory Approval; Litigation.  (a)  Each of the Purchaser and the Company agrees that it will use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing all things, which may be required to obtain all necessary actions or non-actions, waivers, consents and approval from

Governmental Authorities required to consummate the transactions contemplated by the Transaction Agreements; provided, however, that, in connection with obtaining any such action, non-action, waiver, consent or approval, the Purchaser shall not be required to agree, and the Company, without the written consent of the Purchaser shall not agree, to any condition or action that the Purchaser reasonably believes would, individually or in the aggregate, adversely affect Purchaser’s ability to obtain the benefits (financial or otherwise) of the transactions contemplated by the Transaction Agreements.

(b)                                 The Company will act diligently and reasonably in attempting to obtain, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to the Purchaser, from any party to any Company Agreement required to be obtained to assign or transfer any such Agreements to the Purchase or to otherwise satisfy the conditions set forth in Section 7.1; provided, that neither the Company nor the Purchaser shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that the Company, without the written consent of the Purchaser, shall not make any agreement or understanding, agree to any condition or action that the Purchaser reasonably believes would, individually or in the aggregate, adversely affect the Purchaser’s ability to obtain the benefits of (financial or otherwise) of the transactions contemplated by the Transaction Agreements.

(c)                                  During the period prior to the Closing Date, the Company will notify the Purchaser of (i) any Material Adverse Effect in the Company, (ii) any Action that is threatened, brought, asserted or commenced against the Company or any of its Subsidiaries which would have been listed in Schedule 3.11 of the Company Disclosure Letter if such Action had arisen prior to the date hereof, (iii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by the Transaction Agreements and (iv) any material default under any Company Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which the Company has knowledge.

5.4                                 Access; Information Rights.  (a)  Except as otherwise expressly contemplated by the terms of this Agreement or agreed in writing by the Purchaser, from and after the date hereof and for so long as (x) the Note remains outstanding, (y) the Purchaser owns at least 5% of the Voting Securities or (z) the Purchaser is required to include or reflect the financial results of the Company in the Purchaser’s financial statements included in its reports filed with the Commission (collectively, the “Holding Period”), upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) permit (i) the officers, employees, accountants, counsel, financial advisors and other representatives of the Purchaser reasonable access during normal business hours to all of its books, records, properties and personnel (including the ability to discuss the Company’s affairs, finances and accounts with its officers) and (ii) reasonable access during normal business hours for the independent registered public accounting firm of the Purchaser to perform audit procedures as needed to support work on the Purchaser’s audit.

(b)                                 During the Holding Period, the Company shall deliver to the Purchaser:

(i)                                     as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholders’ equity as of the end of such year, and a schedule as to the sources and applications of funds for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with GAAP, and audited and certified by independent public accountants of nationally recognized standing selected by the Company;

(ii)                                  as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, an unaudited profit or loss statement and schedule as to the sources and application of funds for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter;

(iii)                               within five (5) days of the end of each month, an unaudited income statement and schedule as to the sources and application of funds and balance sheet for and as of the end of such month, in reasonable detail and, within ten (10) days of the end of each month, additional supporting documents and schedules reasonably requested by the Purchaser, each prepared using accounting policies reasonably acceptable to the Purchaser;

(iv)                              as soon as practicable, but in any event fifteen (15) days prior to the end of each fiscal year or fiscal quarter, as applicable, a budget and business plan for the next fiscal year or fiscal quarter, as applicable, prepared on a monthly basis, including balance sheets and sources and applications of funds statements for such months and, as soon as prepared, any other budgets or revised budgets prepared by the Company

(v)                                 with respect to the financial statements called for in subsections (i), (ii) and (iii) of this Section 5.4(b), an instrument executed by the chief financial officer or chief executive officer of the Company and certifying that such financials were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (with the exception of footnotes that may be required by GAAP) and fairly present the financial condition of the Company and its results of operation for the period specified, subject to year-end audit adjustment;

(vi)                              a copy of each report, schedule, registration statement and other document filed, published, announced or received by the Company pursuant to the requirements of Federal or state laws, as applicable; and

(vii)                           such other information relating to the financial condition, business, properties, personnel, prospects or corporate affairs of the Company as the Purchaser may from time to time request.

The Purchaser will hold any information obtained pursuant to this Section 5.4 in confidence in accordance with, and will otherwise be subject to, the provisions of the Confidentiality Agreement (it being understood that the Purchaser shall be permitted to disclose such information to the extent required by applicable Requirements of Law or the rules of any applicable securities exchange).  Any investigation by the Purchaser shall not affect the representations and warranties of the Company or the conditions to its obligations to consummate the transactions contemplated by this Agreement.

5.5                                 Notice to Stockholders.  As soon as practicable after the execution of this Agreement (but in no event later than three (3) days after the date hereof), the Company shall (i) mail to all of its stockholders a written notice complying with the NASDAQ Voting Exception Provisions, in such form as shall be reasonably acceptable to the Purchaser (the “Company Stockholder Notice”), and (ii) make a public announcement, in such form as shall be reasonably acceptable to the Purchaser, complying with the NASDAQ Voting Exception Provisions (the “NASDAQ Announcement”).

ARTICLE 6

OTHER AGREEMENTS

6.1                                 Preemptive Rights.  During the Restricted Period, in the event that the Company proposes to sell or otherwise issue shares of Common Stock or other Voting Securities (or any warrants, options or rights to acquire shares of Common Stock, other Voting Securities or other securities convertible or exchangeable for shares of Common Stock, other Voting Securities or securities convertible or exchangeable for securities that are convertible or exchangeable for shares of Common Stock or other Voting Securities (“Convertible Securities”), the Purchaser shall have the right to acquire that number or amount of such shares of Common Stock, other Voting Securities of Convertible Securities, at the price and upon substantially the same terms and conditions as such shares of Common Stock, other Voting Securities or Convertible Securities are to be sold or otherwise issued to third parties, as shall enable the Purchaser to maintain, on a fully diluted basis and assuming the conversion of all Convertible Securities (including the Note) in accordance with their terms, the greater of the percentage interest held by the Purchaser in the shares of Common Stock and the percentage interest held by the Purchaser in the Voting Securities.  No shares of Common Stock, other Voting Securities or Convertible Securities shall be issued by the Company to any Person unless the Company has first offered such shares of Common Stock, other Voting Securities or Convertible Securities to the Purchaser pursuant to this Section 6.1.  To the extent applicable, any such notice shall be delivered to the Purchaser in reliance on Rule 100(b)(2)(ii) of Regulation FD promulgated by the Securities and Exchange Commission.  This Section 6.1 shall not apply to (a) the issuance of shares of Common Stock pursuant to the exercise of any Company Option listed on Schedule 3.6 of the Company Disclosure Letter or (b) the issuance of stock options pursuant to the Company Plans.

6.2                                 Registration Rights.  The Company shall not grant any right of registration under the Securities Act relating to any of its securities to any Person other than the Purchaser if such rights would or could reasonably be expected to frustrate, impede or limit the Purchaser’s rights pursuant to the Registration Rights Agreement.

6.3                                 Rule 144.  The Company shall file all reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the Purchaser may reasonably request, all to the extent required to enable the Purchaser to sell the Common Stock into which the Note may be converted pursuant to and in accordance with Rule 144.  Such action shall include, but not be limited to, making available adequate current public information meeting the requirements of paragraph (c) of Rule 144.

6.4                                 Availability of Common Stock.  The Company shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the Note, at least the full number of shares of Common Stock then issuable upon the conversion of the Note.  The Company will, from time to time, take the actions specified in Section 7 of the Note to increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall be insufficient to permit conversion of the Note.

6.5                                 No Rights Plan.  From the date hereof through the Closing Date and following the Closing Date for the Restricted Period, without the prior written consent of the Purchaser, the Company shall not adopt or enter into any “poison pill” rights plan or any similar plan or agreement or declare or pay any dividend of any rights to purchase stock of the Company in connection with such a plan or agreement.

6.6                                 Legends.  Any legends placed on the Conversion Shares or other securities issuable, if any, pursuant to the transactions contemplated by the Transaction Agreements shall be removed by the Company upon delivery of an opinion of counsel reasonably acceptable to the Company stating that such legend is no longer necessary.

6.7                                 Board of Directors.  (a)  From and after the conversion of the Note and for so long as the Purchaser owns a Qualifying Ownership Interest, the Purchaser shall have the right to designate that number of nominees to the Board of Directors such that the total number of directors designated by the Purchaser is at least proportional to (and not less than) the Purchaser Percentage Interest; provided, that, to the extent that the proportional number of designees to the Board of Directors that the Purchaser is entitled to designate based on the Purchaser Percentage Interest shall not be a whole number (because of the size of the Board of Directors), the number of nominees to the Board of Directors that the Purchaser shall be entitled to designate shall be rounded up to the next higher whole number.  So long as Frank Baldino shall be an executive officer or director of the Purchaser, he shall be one of the directors designated by the Purchaser pursuant to this Section 6.7(a).  The Purchaser’s nominees to the Board of Directors shall satisfy all applicable Requirements of Law relating to service as a director of the Company.  The Board of Directors may elect to (a) increase the size of the Board of Directors, (b) fill any vacancies resulting from resignations, or (c) a combination of (a) and (b) to accomplish the proportional representation of the Purchaser on the Board of Directors pursuant to this Section 6.7(a); provided, that, to the extent necessary to comply with applicable Requirements of Law or applicable stock exchange rules, the Board of Directors shall increase the size of the Board of Directors to accomplish proportional representation of the Purchaser’s nominees on the Board of Directors pursuant to this Section 6.7(a).  The Company shall be required to recommend to its stockholders the election of such designees of the Purchaser to the Board of Directors at the Company’s stockholder meetings and shall solicit proxies for them to the same extent as it does for any of its other nominees to the Board of Directors.  So long as the Purchaser’s designated nominees are members of the Board of Directors, any transactions between the Purchaser and the Company shall be approved by a special committee of the Board of Directors consisting entirely of directors that are independent of the Purchaser.

(b)                                 Within five (5) Business Days of the conversion of the Note, the Board of Directors and the Company shall take or cause to be taken all necessary action not previously taken (including any necessary Bylaw amendments to cause the numbers of directors constituting the Board of Directors to be increased) to the extent necessary to accomplish the proportional representation of the Purchaser’s nominees to the Board of Directors pursuant to Section 6.7(a).

(c)                                  Each committee of the Board of Directors (other than (i) any special committee or committee of independent directors that may be constituted for purposes of making any determination with respect to any agreement or transaction between the Corporation and the Purchaser and (ii) the audit committee, the compensation committee and the nominating committee) shall at all times include a number of directors designated by the Purchaser that is at least proportional to the Purchaser Percentage Interest.  To the extent permitted by applicable Requirements of Law and applicable stock exchange rules, the audit committee, the compensation committee and the nominating committee of the Board of Directors shall, at the option of the Purchaser, each have one member designated by the Purchaser. Any director designated by the Purchaser to serve on any committee may designate as his or her alternate another director designated by the Purchaser.

6.8                                 Takeover Statutes.  If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated by the Transaction Agreements, the Board of Directors of the Company shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Transaction Agreements may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by the Transaction Agreements.

6.9                                 Amendments to the Certificate of Incorporation.  During the Restricted Period, the Purchaser may at any time by delivery of written notice to the Company (a “Governance Notice”) request that the Company take all actions necessary to enact the Certificate Amendment

(as defined below).  As promptly as practicable following the Governance Notice, the Company shall call and hold a meeting of its stockholders to seek approval of the Certificate Amendment, shall file with the Commission a proxy statement and use its best efforts to solicit proxies in favor of the Certificate Amendment, and shall use its best efforts to respond to any comments of the Commission or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders. The Board of Directors shall recommend the Certificate Amendment and such recommendation shall be included in the proxy statement filed with the Commission and disseminated to Company stockholders in connection with such stockholders meeting. The “Certificate Amendment” shall mean an amendment to the Certificate of Incorporation that, at the sole discretion of the Purchaser, (i) will provide that the Company expressly elects not to be governed by Section 203 of the DGCL and/or (ii) will provide that each member of the Board of Directors shall be elected annually for a one (1) year term.

6.10                           Imagify Product.  (a)  From the date hereof until the date that is one (1) year following the Closing Date (the “Imagify Restriction Period”), the Company shall not sell, license, pledge, transfer, assign or convey any right of the Company or its Subsidiaries relating to the Imagify Product in the Territory (as defined in the Imagify License), or enter into any Contract relating to any of the foregoing.

(b)                                 During the Imagify Restriction Period, the Company shall, at its sole expense, pay all maintenance fees, maintain the existence and present status of any existing registrations, diligently prosecute all pending applications for patents included within the Intellectual Property relating to or embodied in the Imagify Product, and maintain the existence and status, as issued, of any patents issued pursuant to any pending applications for patents included within the Intellectual Property relating to or embodied in the Imagify Product necessary to make, have made, sell, use or import the Imagify Product.  If the Company (i) fails to pay any applicable maintenance fees, (ii) elects not to prosecute any applications for registration, or (iii) otherwise fails to maintain its ownership interest in any patent or application included within the Intellectual Property relating to or embodied in the Imagify Product, then it shall promptly provide notice thereof to the Purchaser and, without limiting the Purchaser’s other rights hereunder or otherwise, the Purchaser shall then have the option to pay the fee, or prosecute or maintain the patent or application, that is the subject of the notice.  During the Imagify Restriction Period, if the Company becomes aware of any infringement of the Intellectual Property relating to or embodied in the Imagify Product, or any assertion that the Imagify Product or any part thereof infringes or violates the Intellectual Property of any other Person, it shall promptly notify the Purchaser thereof.  The Company shall take all reasonable actions, at its sole cost, to enforce the Intellectual Property relating to or embodied in the Imagify Product or defend the Imagify Product, as the case may be, and the Company shall be entitled to retain all damages obtained as a result thereof; provided, however, that the Company shall not settle any such enforcement or defense proceeding without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.  The Company shall keep the Purchaser reasonably informed of any actions or suits under this Section 6.10(b).  The Purchaser shall have the right, at its own cost, to participate in all decisions and actions concerning the validity of any Intellectual Property relating to or embodied in the Imagify Product, including the right to join as a party any such Action for infringement brought by or against the Company with respect to any Intellectual Property relating to or embodied in the Imagify Product where a defense or claim of patent invalidity or unenforceability has been or will be raised.  The Purchaser shall have the right to retain its own counsel, at its own expense, for the purpose of defending the validity or enforceability of any of the Intellectual Property relating to or embodied in the Imagify Product.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER TO CLOSE

7.1                                 Conditions to Closing.  The obligation of the Purchaser to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Purchaser:

(a)                                  The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (other than those which are qualified as to materiality, Material Adverse Effect or other similar term, which shall be true and correct in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that representations and warranties made as of a specific date shall be true and correct in all material respects (except as aforesaid) on such date); the Company shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date; and the Company shall have delivered to the Purchaser a certificate, dated the date of the Closing Date and signed by an executive officer of the Company, to the foregoing effect.

(b)                                 No Action shall be pending or threatened by any Governmental Authority or any other party against the Company or any of its directors or the Purchaser, which Action is reasonably likely to (i) restrain or prohibit the consummation of any of the transactions contemplated by the Transaction Agreements, or (ii) result in damages that alone or together with the costs and expenses of defending such Action are material in relation to the Company and its Subsidiaries, taken as a whole.

(c)                                  No Requirement of Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated by the Transaction Agreements.

(d)                                 Since the date hereof, no event or development shall have occurred (or failed to occur) and there shall be no circumstance (and the Purchaser shall not have become aware of any previously existing circumstance) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(e)                                  The consents listed on Schedule 7.1(e) of the Company Disclosure Letter shall have been obtained and delivered to Purchaser.

(f)                                    The parties shall have received all approvals and actions of or by all Governmental Authorities which are necessary to consummate the transactions contemplated by the Transaction Agreements, which are either specified in Schedule 3.4 of the Company Disclosure Letter or otherwise required to be obtained prior to the Closing by applicable Requirements of Laws or which are necessary to prevent a Material Adverse Effect.

(g)                                 The Certificate of Incorporation shall have been amended to increase the authorized Common Stock from 98,500,000 shares to 250,000,000 shares.

(h)                                 A period of at least ten (10) days shall have elapsed since the mailing by the Company of the Company Stockholder Notice and the issuance by the Company of the NASDAQ Announcement, in each case, in accordance with Section 5.5.

(i)                                     The shares of Common Stock issuable upon conversion of the Note shall have been approved for listing on NASDAQ, subject only to official notice of issuance.

(j)                                     The Company shall have entered into the Note, the Assignment Agreement, the Security Agreement, the Registration Rights Agreement and the Celecoxib License Agreement.

ARTICLE 8

CONDITIONS PRECEDENT TO THE OBLIGATION OF THE COMPANY TO CLOSE

8.1                                 Conditions to Closing.  The obligation of the Company to enter into and complete the Closing are subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Company:

(a)                                  The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (except that representations and warranties made as of a specific date shall be true and correct in all material respects on such date); the Purchaser shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date; and the Purchaser shall have delivered to the Company a certificate, dated the date of the Closing Date and signed by an executive officer of the Purchaser, to the foregoing effect.

(b)                                 No Action shall be pending or threatened by any Governmental Authority or any other party against the Company or any of its directors or the Purchaser, which Action is reasonably likely to (i) restrain or prohibit the consummation of any of the transactions contemplated by the Transaction Agreements or (ii) result in damages that alone or together with the costs and expenses of defending such Action are material in relation to the Company and its Subsidiaries, taken as a whole.

(c)                                  No Requirement of Law or Order shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of the transactions contemplated by the Transaction Agreements.

(d)                                 A period of at least ten (10) days shall have elapsed since the mailing by the Company of the Company Stockholder Notice and the issuance by the Company of the NASDAQ Announcement, in each case, in accordance with Section 5.5.

(e)                                  The parties shall have received all approvals and actions of or by all Governmental Authorities which are necessary to consummate the transactions contemplated by the Transaction Agreements, which are either specified in Schedule 3.4 of the Company Disclosure Letter or otherwise required to be obtained prior to the Closing by applicable Requirements of Laws.

ARTICLE 9

TERMINATION OF AGREEMENT

9.1                                 Termination.  (a)  This Agreement may be terminated prior to the Closing as follows:

(i)                                     by either the Purchaser or the Company if the Closing shall not have occurred before November 14, 2008; provided, however, that the right to terminate this Agreement under this Section 9.1(a)(i) shall not be available to any party whose failure to perform any covenant or obligation under this Agreement or breach of a representation or warranty has been the cause of or resulted in the failure of the Closing to occur on or before such date;

(ii)                                  at the election of the Purchaser, if prior to the Closing Date there shall have been a breach of any of the Company’s representations, warranties, covenants or agreements, which breach would result in the failure to satisfy any of the conditions set forth in Section 7.1, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days after written notice thereof shall have been received by the Company;

(iii)                               at the election of the Company, if prior to the Closing Date there shall have been a breach of any of the Purchaser’s representations, warranties, covenants or agreements, which breach would result in the failure to satisfy any of the conditions set forth in Section 8.1, and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within fifteen (15) days after written notice thereof shall have been received by the Purchaser;

(iv)                              at the election of the Company or the Purchaser, if any Governmental Authority has taken any Action, which Action is final and not subject to appeal, seeking to prevent the consummation of the Closing or any other transaction contemplated by the Transaction Agreements;

(v)                                 at the election of the Purchaser, if the Company shall enter into an Acquisition Agreement with respect to an Acquisition Proposal;

(vi)                              at the election of the Company in accordance with Section 5.2; or

(vii)                           at any time on or prior to the Closing Date, by mutual written consent of the Company and the Purchaser.

(b)                                 Any party desiring to terminate this Agreement pursuant to this Section 9.1 shall give notice of such termination to the other party to this Agreement.

9.2                                 Survival.  If this Agreement is terminated pursuant to this Article 9, all further obligations of the parties under this Agreement (other than Sections 9.2, 10.1 and 10.2 and Article 11) shall be terminated without further liability of any party to the other; provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

ARTICLE 10

INDEMNIFICATION

10.1                           Indemnification.  The Company hereby agrees to indemnify, defend and hold harmless the Purchaser, its Affiliates and its directors, officers, agents, advisors, representatives, employees, successors and assigns (each, a “Purchaser Indemnitee”) from and against all Claims, including without limitation, interest, penalties and attorneys’ fees and expenses, asserted against, resulting to, or imposed upon or incurred by such Purchaser Indemnitee by a third party and arising out of or resulting from any allegation or Action in respect of any wrongful action or inaction by the Company in connection with the authorization, execution, delivery and performance of this Agreement or the Transaction Agreements, except to the extent that the Purchaser Indemnitee has committed a material breach of its representations, warranties or obligations under this Agreement, which breach is the cause of the Company’s wrongful action or inaction.  If the Closing occurs, any payment by the Company to any Purchaser

Indemnitee pursuant to this Section 10.1 shall be treated for all income tax purposes as an adjustment to the price paid by the Purchaser for the Note pursuant to this Agreement.

10.2                           Terms of Indemnification.  The obligations and liabilities of the Company with respect to Claims resulting from any Action by third parties will be subject to the following terms and conditions: (a) a Purchaser Indemnitee will give the Company prompt notice of any the facts giving rise to any Claim to be indemnified herewith; provided that the failure of any Purchaser Indemnitee to give notice as provided in this Section 10.2 shall not relieve the Company of its obligations under this Article 10, except to the extent that such failure has materially and adversely affected the rights of the Company; (b) such Purchaser Indemnitee will have the right to undertake the defense, compromise or settlement of such Claims on behalf of and for the account and at the risk of the Company using counsel of its choice, the fees and expenses of which shall be paid by the Company; provided, that the Purchaser Indemnitee shall not subject, without the prior written consent of the Company, settle or compromise any Claim or consent to entry of any judgment relating to any such Claim; and (c) the Company will provide each Purchaser Indemnitee reasonable access to all records and documents of the Company relating to any Claim.

ARTICLE 11

MISCELLANEOUS

11.1                           Survival.  All representations and warranties, covenants and agreements of the Company and the Purchaser contained in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Purchaser or any controlling Person thereof or by or on behalf of the Company, any of its officers and directors or any controlling Person thereof; provided, that the representations and warranties contained in Article 3 and 4 shall terminate on the third anniversary of the Closing Date.  Except as otherwise provided herein, no Claim shall be made for the breach of any representation or warranty contained in Articles 3 or 4 after the date on which such representation or warranty terminates as set forth in this Section 11.1.  The covenants and agreements contained herein shall survive in accordance with their terms.

11.2                           Fees and Expenses.  (a)  Except as provided below, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by the Transaction Agreements shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated.

(b)                                 The Company shall pay to the Purchaser a fee of $1,250,000 if (i) the Company terminates this Agreement (A) pursuant to Section 9.1(a)(vi) or (B) pursuant to Section 9.1(a)(i) and (1) prior to such termination any Person shall have made and not withdrawn (or publicly disclosed its intentions to make) an Acquisition Proposal and (2) within twelve (12) months of such termination pursuant to Section 9.1(a)(i) the Company enters into an Acquisition

Agreement with respect to, or consummates, an Acquisition Proposal with a Person who made an Acquisition Proposal prior to such termination of this Agreement or (ii) the Purchaser terminates this Agreement pursuant to Section 9.1(a)(v).

(c)                                  Any payments due under this Section 11.2 shall be paid by wire transfer of same-day funds within one (1) Business Day after becoming payable hereunder.

(d)                                 The parties agree that the agreements contained in this Section 11.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement; accordingly, if either party fails to pay within the time period set forth in Section 11.2(c) any amounts due under this Section 11.2 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the defaulting party for such amounts, the defaulting party shall pay interest on such amounts from the date payment of such amounts were due to the date of payment at the prime rate as quoted by Bank of America, NA as in effect on the date such payment was due, together with the cost and expenses of the other party (including reasonable legal fees and expenses) in connection with such suit.

11.3                           Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile (with receipt confirmed telephonically) or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given if delivered personally or facsimile, on the date of such delivery or such confirmation is received, or if sent by reputable overnight courier, on the first Business Day following the date of such mailing, as follows:

(a)                                  if to the Company:

Acusphere, Inc.
500 Arsenal Street
Watertown, Massachusetts 02472
Attn: Chief Executive Officer
Facsimile: (617) 926-3605

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
Exchange Place
53 State Street
Boston, Massachusetts 02109
Attn: Lawrence S. Wittenberg
Facsimile: (617) 570-1231

(b)                                 if to the Purchaser:

Cephalon, Inc.
41 Moores Road
Frazer, Pennsylvania 19355
Attn: General Counsel
Facsimile: (610) 738-6258

with a copy to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Attn: Pran Jha
Facsimile: (312) 853-7036

Any party may by notice given in accordance with this Section 11.3 designate another address or Person for receipt of notices hereunder.

11.4                           Successors and Assigns.  This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.  Other than the parties hereto and their successors and permitted assigns, and except as set forth in Article 10, no Person is intended to be a beneficiary of this Agreement.  No party hereto may assign its rights under this Agreement without the prior written consent of the other party hereto; provided, however, that, without the prior written consent of the Company, (a) prior to the Closing the Purchaser may assign all or any portion of its rights hereunder (along with the corresponding obligations) to any Affiliate of the Purchaser and (b) after the Closing the Purchaser may assign all or any portion of its rights hereunder (along with the corresponding obligations) to any purchaser or transferee of the Note.  Any assignee of any Purchaser pursuant to the proviso of the foregoing sentence shall be deemed to be a “Purchaser” for all purposes of this Agreement.

11.5                           Amendment and Waiver.  (a)  No failure or delay on the part of the Company or the Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b)                         Any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective only if it is made or given in writing and signed by the Company and the Purchaser.

11.6                           Counterparts.  This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

11.7                           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

11.8                           Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the Requirements of Law of the State of Delaware without giving effect to the principles of conflict of laws.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having the jurisdiction with respect to appeals from such courts, for any Action arising out of or relating to this Agreement and the transactions contemplated by the Transaction Agreements (and agrees not to commence any Action relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement, or such other address as may be given by one or more parties to the other parties in accordance with the notice provisions of Section 11.3, shall be effective service of process for any action, suit or proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having the jurisdiction with respect to appeals from such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.  Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement, the other transaction Agreements or the transactions contemplated thereby.

11.9                           Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

11.10                     Entire Agreement.  This Agreement, together with the schedules and exhibits hereto, and the other Transaction Agreements referred to herein or delivered pursuant hereto, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, together with the schedules and exhibits hereto, and the other Transaction Agreements referred to herein or delivered pursuant hereto, supersede all prior agreements and understandings between the parties with respect to such subject matter.

11.11                     Further Assurances.  Subject to the terms and conditions of this Agreement, from time to time after the Closing, the Company and the Purchaser agree to cooperate with each other, and at the request of the other party, to execute and deliver any further instruments or documents and take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by the Transaction Agreements and to otherwise carry out the intent of the parties hereunder.

11.12                     Public Announcements.  Except as required by any Requirement of Law or the rules of any securities exchange, none of the parties hereto will issue or make any reports, statements or releases to the public with respect to this Agreement or the transactions contemplated by the Transaction Agreements without the approval of the other party (such approval not to be unreasonably withheld or delayed).

11.13                     Specific Performance.  The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief or any requirement for a bond.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

ACUSPHERE, INC.

By:	/s/ Lawrence A. Gyenes
Name: Lawrence A. Gyenes
Title: Senior Vice President, CFO and Secretary

CEPHALON, INC.

By:	/s/ J. Kevin Buchi
Name:J. Kevin Buchi
Title: Executive Vice President and Chief Financial Officer

Exhibit A

Exhibit B

Exhibit C

Exhibit D

Exhibit E

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment”) is dated as of November [    ], 2008, by and between CEPHALON, INC., a Delaware corporation (the “Purchaser”), and ACUSPHERE, INC., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein are used as defined in the Purchase Agreement (as defined below).

Reference is hereby made to that certain Note Purchase Agreement, dated as October 24, 2008 (the “Purchase Agreement”), by and between the Purchaser and the Company.

1.             Upon the Closing, the Company hereby sells, assigns, transfers and otherwise conveys to the Purchaser all right, title and interest in and to the Contracts, documents and correspondence listed on Schedule I attached hereto and the Product Clinical Data (as defined in the Celecoxib License Agreement (the “Assigned Property”)) and free and clear of all Liens;

2.             The Company covenants and agrees, at the cost and expense of the Company, to do, execute, acknowledge and deliver to, or cause to be done, executed, acknowledged and delivered to, the Purchaser, its successors and assigns, all such further acts, deeds, assignments, transfers, conveyances and assurances that may be required or reasonably requested by the Purchaser to fully effect the purpose of this Assignment.

3.             This Assignment shall be binding upon the Company and its successors and assigns, and shall inure to the benefit and be enforceable by the Purchaser and its successors and assigns.

4.             This Assignment may be executed in any number of counterparts and by the parties hereto in separate counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

5.             This Assignment shall be governed by and construed in accordance with the Requirements of Law of the State of Delaware without giving effect to the principles of conflict of laws.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

ACUSPHERE, INC.

By:
	Name:	Sherri C. Oberg
	Title:	President and Chief Financial Officer

CEPHALON, INC.

By:
	Name:	J. Kevin Buchi
	Title:	Executive Vice President and Chief Financial Officer

Assignment Agreement

SCHEDULE I

THE ASSIGNED PROPERTY

List of regulatory documents pertaining to AI-525:

Date	Item
26-FEB-07	pIND meeting request
20-MAR-07	pIND acknowledgement
22-MAR-07	pIND scheduling
24-APR-07	Meeting package
25-MAY-07	FDA responses
04-JUN-07	Acusphere responses
06-JUN-07	Meeting minutes (Acusphere)
05-JUL-07	Meeting minutes (FDA)
23-JUL-07	Change request

There are no clinical trial agreements.

Exhibit F

LICENSE AGREEMENT

This agreement (the “Agreement”), dated the [      ]th day of [          ], [          ] (the “Effective Date”), is by and between [PURCHASER], a Delaware corporation (“Purchaser”), and [THE COMPANY], a Delaware corporation (the “Company”).

INTRODUCTION

1.             The Company owns the Product Intellectual Property (as such term is defined herein).

2.             The Purchaser is in the business of developing and marketing pharmaceutical products.

3.             The Company and the Purchaser are interested in establishing a licensing relationship pursuant to which the Company shall grant the Purchaser certain rights and licenses under the Product Intellectual Property.

NOW, THEREFORE, the Purchaser and the Company agree as follows:

Article I

Definitions

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article I:

Section 1.1             “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party.  For purposes of this Section 1.1, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person and (b) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Section 1.2             “Bankruptcy Code” means 11 U.S.C §§ 101-1330, as amended.

Section 1.3             “Confidential Information” means non-public information disclosed by the Company to the Purchaser relating to the Products, Licensed Patent Rights or Licensed Know-How, but specifically excluding Product Clinical Data disclosed in connection with the clinical development of, or regulatory approval for, a Product.

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Section 1.4             “Control” and cognates thereof means, with respect to any Licensed Know-How, Patent Rights or Confidential Information, the possession by a Party, whether directly or through Affiliates of such Party, of the ability to grant the right to access or use, or to grant a license or the right to disclose or transfer such Licensed Know-How, Patent Rights or Confidential Information, without violating the terms of any agreement or other written arrangement with, or the rights of any Third Party.

Section 1.5             “Cover” and cognates thereof means, with respect to a product, that, but for a license granted to a Party under a Valid Claim, the Development or Commercialization of such product would infringe such Valid Claim.

Section 1.6             “Field” means all current and future indications, purposes and uses for the Product.

Section 1.7             “FDA” means the U.S. Food and Drug Administration.

Section 1.8             “Governmental Authority” means any court, tribunal, arbitrator, arbitrational panel or authority, agency, commission, official or other instrumentality of the United States or any other country, or any supra-national organization, state, county, city or other political subdivision or any self-regulatory organization.

Section 1.9             “Improvements” means any improvements, modifications, developments or inventions which a Party may make to the Product Intellectual Property after the Effective Date.

Section 1.10           “Licensed Know-How” means all inventions, methods, processes, techniques, improvements, designs, formulae, specifications, and technical, scientific and business information (including, without limitation, all biological, chemical, pharmacological, toxicological, clinical and assay information, data and analyses), whether or not patentable, which are Controlled by the Company and which relate to the Licensed Patent Rights or the Product in any way, in any field or for any purpose and in whatever form existing (including, without limitation, paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-Rom and any other media on which the foregoing can be stored).

Section 1.11           “Licensed Patent Rights” means (a) the Patent Rights set forth on Exhibit A hereto, (b) counterparts of the Patent Rights set forth on Exhibit A in any country of the world and (c) all other patent rights owned or licensed by the Company and related in any way to the Product.

Section 1.12           “Net Sales” means the aggregate amount invoiced on account of sales of a Product by the Purchaser or any of its Affiliates or sublicensees to a third party in the Field (but not including sales between the Purchaser and its Affiliates where the Product is intended for resale) less the following reductions relating to such sales:

(i) trade, quantity and cash discounts or rebates, which are not already reflected in the amount invoiced;

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(ii) any adjustments or allowances on account of price adjustments, billing errors, rejected goods, damaged goods, returns and withdrawal, recall or relabeling of Product;

(iii) credits, volume rebates, charge-back and prime vendor rebates, reimbursements or similar payments granted or given to, or related administrative, processing or other fees charged to, wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations or other institutions or health care organizations, which are not already reflected in the amount invoiced;

(iv)  any tax, tariff, customs duty, excise or other duty or other governmental charge including, without limitation, value added taxes(other than a tax on income) levied on the manufacture, sale, transportation or delivery of the Product and remitted to the applicable taxing authority;

(v) payments or rebates paid in connection with sales of the Product to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs, or other managed care programs, which are not already reflected in the amount invoiced;

(vi) freight, postage, handling, shipping, insurance or other transportation costs charged to the customer whether invoiced separately or included within the selling price; and

(vii) amounts allocated for bad debt determined by generally accepted accounting principles consistently applied.

For purposes of this definition, the Product shall be considered “sold” and “reductions” allowed when so recorded in the Purchaser or its Affiliates or sublicensees (as the case may be) consolidated and consolidating financial statements prepared in accordance with generally accepted accounting principles. The first sale to a third party in an arms-length transaction shall be regarded as the first sale for the purpose of calculating Net Sales.

Section 1.13           “NDA” means a New Drug Application and amendments thereto filed pursuant to the requirements of the FDA, as defined in 21 C.F.R. § 314 et seq., for FDA approval of a new drug product.

Section 1.14           “Order” means any writ, judgment, decree, injunction, award or similar order of any Governmental Authority, including any award in an arbitration proceeding (in each case, whether preliminary or final).

Section 1.15           “Parties” means the Purchaser and the Company.

Section 1.16           “Party” means the Purchaser or the Company, as the context may require.

Section 1.17           “Patent Rights” means United States and foreign patents and patent applications and all substitutions, divisions, continuations, continuations-in-part, requests for continued examinations, reissues, reexaminations and extensions thereof.

Section 1.18           “Person” means any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

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Section 1.19           “Product” and cognates thereof mean Imagify™ (perflubutane polymer microspheres) for injectable suspension in all formulations and dosages.

Section 1.20           “Product Clinical Data” means all pre-clinical and clinical data, databases and intellectual property relating to the Product and the Licensed Patent Rights, including without limitation, raw case report files, final study reports, toxicology reports, regulatory information including all investigational new drug applications and such other information and data as may have been generated during or in connection with any pre-clinical and phase I clinical studies or other studies conducted on the Product or with respect to any Licensed Patent Rights.

Section 1.21           “Product Intellectual Property” means all Product Clinical Data, Licensed Patent Rights and Licensed Know-How, and any Improvements to any such Product Intellectual Property to the extent performed by the Company or by a third party at the Company’s direction in accordance with the terms of this Agreement.

Section 1.22           “Regulatory Milestone Payment” has the meaning ascribed to such term in Section 2.12.

Section 1.23           “Requirements of Law” means any law, statute, code, treaty, Order, ordinance, rule, regulation or other requirement promulgated or enacted by any Governmental Authority.

Section 1.24           “Royalty” has the meaning ascribed to such term in Section 2.13.

Section 1.25           “Tax” and cognates thereof mean all of the following: (i) any sales, use ad valorem, transfer, franchise, license, excise, stamp, production, withholding, value added, environmental, or other tax, custom or duty or governmental fee or other like assessment or charge to the extent directly related to the sale of Products (thereby explicitly excluding any income, employment or profits tax or any sort) that may be imposed by any Governmental Authority for such sale of Products and (ii) any liability for the payment of amounts described in (i) above as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period.

Section 1.26           “Territory” means worldwide, except for Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Kyrgyzstan, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Monaco, Netherlands, Norway, Poland, Portugal, Republic of Moldova, Romania, Russian Federation, Slovakia, Slovenia, Spain, Sweden, Switzerland, the former Yugoslav Republic of Macedonia, Turkey, Tadzhikistan, Turkmenistan, Ukraine, Uzbekistan, United Kingdom and Yugoslavia.

Section 1.27           “Third Party”  means any person or entity other than a Party or any of its Affiliates.

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Section 1.28           “Valid Claim” means a claim of any issued, unexpired United States or foreign patent, which shall not have been donated to the public, disclaimed, nor held invalid or unenforceable by a court of competent jurisdiction in an unappealed or unappealable decision.

Article II

Grant of License; Disclosure of Know-How; Clinical Data

Section 2.1             License Grant.  Subject to the terms and conditions of this Agreement, the Company hereby grants to the Purchaser the exclusive, irrevocable right and license under the Licensed Patent Rights and the Licensed Know-How in the Field in the Territory, including without limitation, to develop, make, have made, use, offer for sale, sell and import pharmaceutical formulations and products.  The term of such license shall be determined on a country-by-country basis, with such license to continue with respect to a specific country until the expiration in such country of any Patent Rights owned by Company providing market exclusivity to the Purchaser under the Product in the applicable country, including any Licensed Patent Rights.

Section 2.2             Commercialization.  The Purchaser agrees to use commercially reasonable efforts to develop and commercialize the Product in the United States on a timely basis and thereafter to sell the Product in the United States.

Section 2.3             Disclosure of Licensed Know-How.    During the term of this Agreement, the Purchaser shall have access, as reasonably requested by the Purchaser, to personnel of the Company and its Affiliates at reasonable times during normal business hours and upon prior notice for discussions relating to regulatory, scientific, medical and other technology contained in or relating to the Licensed Know-How.  In addition, to the extent required by the Purchaser, the Purchaser shall have access to all documents of the Company and its Affiliates related in any way to any such discussions.

Section 2.4             Transfer of Pre-Clinical and Clinical Data.  During the term of this Agreement, the Purchaser shall have access, as reasonably requested by the Purchaser, to personnel of the Company and its Affiliates at reasonable times during normal business hours and upon prior notice for discussions relating to regulatory, scientific, medical and other matters relating to preclinical and clinical data related in any way to the Product or the Product Intellectual Property.  In addition, to the extent required by the Purchaser, the Company shall provide access to its, and its Affiliates, facilities, personnel and records in connection with any regulatory filings or submissions that the Purchaser may make with respect to the Product.  After the transfer of such preclinical and clinical data related in any way to the Product Intellectual Property, the Company shall have no right, title or interest in such data.

Section 2.5             Sublicensees.  The Purchaser shall be entitled to grant one or more sublicenses under the licenses granted pursuant to this Agreement, provided, however, that the Purchaser shall not be permitted to sublicense rights broader than those granted hereunder.  Notwithstanding the foregoing, no such sublicense by Purchaser shall alter Purchaser’s obligation to pay the Royalty to the Company in accordance with Section 2.13.

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Section 2.6             Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be, deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

Section 2.7             Improvements.  Each Party shall own all right, title and interest in and to any Improvements it creates or develops.  To the extent that the Company creates or develops Improvements, such Improvements shall become part of the Product Intellectual Property and shall be licensed to the Purchaser pursuant hereto, and the Company shall notify the Purchaser of such Improvements and deliver such Improvements and all records, data, information and know-how related thereto to the Purchaser, in each such case promptly after the creation or development of such Improvements and no later than thirty (30) days after the creation or development of such Improvements.

Section 2.8             Manufacturing.  Purchaser may, in its sole discretion, manufacture the Products itself, by engaging a third party selected in its sole discretion or by engaging the services of the Company to perform such manufacturing services.  In the event that Purchaser elects to engage the services of the Company to manufacture the Products, the Company will perform such manufacturing services at a cost no greater than the Company’s actual fully burdened manufacturing cost, and, if Purchaser so elects, in accordance with a written agreement containing customary terms and warranties, such written agreement to be in a form substantially similar to the form of agreement attached as Exhibit D hereto.

Section 2.9             Conversion of Note.  On the Effective Date, the Purchaser shall convert that certain Senior Convertible Note of the Company dated as of [November] [    ], 2008 in the aggregate principal amount of $15,000,000 into the right to enter into this Agreement pursuant to the terms of such Senior Convertible Note.

Section 2.10           Trademark License.  On the Effective Date, the Parties shall execute the Trademark License attached hereto as Exhibit E.

Section 2.11           Additional Assignments.  On the Effective Date, the Parties shall execute the Assignment Agreement attached hereto as Exhibit F.

Section 2.12           Regulatory Milestone License Payment.  Upon the Company’s notice to the Purchaser of the Company’s receipt from the FDA of final approval of the first NDA for the Product, the Purchaser shall pay within thirty (30) days of such final approval to the Company an additional one-time payment of Forty Million U.S. Dollars ($40,000,000) (the “Regulatory Milestone Payment”).

Section 2.13           Royalties.  In addition to the Regulatory Milestone Payment, the Purchaser shall pay to the Company a royalty of twenty percent (20%) of Net Sales of the Products in the Territory (the “Royalty”).  The Purchaser shall pay such royalty on a country-by-country basis for the Net Sales of the Products in the Territory in the applicable country during each calendar quarter, within forty-five (45) days after the end of the applicable calendar quarter.  The Purchaser shall pay the Royalty applicable to each country in US dollars.  At the time of such

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payment, the Purchaser shall also provide to the Company a written statement of Net Sales showing in reasonably specific detail, on a country-by-country basis, (a) the calculation of Net Sales; (b) royalties payable in US dollars, which shall have accrued hereunder based upon Net Sales; (c) withholding taxes, if any, required by law to be deducted with respect to such sales; (d) the dates of the first commercial sales of the Product in any jurisdiction during the reporting period; and (e) the exchange rates used to determine the amount of US dollars (collectively, the “Royalty Statement”).  If any currency conversion shall be required in connection with the calculation of payments hereunder, such conversion shall be made using the average exchange rates published by OANDA.com or a comparable service for the applicable period in which Purchaser records the sale giving rise to the payment obligation set forth herein.  Purchaser shall be entitled to deduct Purchaser’s actual currency conversion costs from the Royalties payable hereunder.

Section 2.14           Consideration.  The Regulatory Milestone Payment, the Royalty payments and the mutual promises provided herein shall constitute consideration for the licenses and other rights granted hereunder.

Section 2.15           Records and Audit.  During the term of this Agreement, for a period of three (3) years after the conclusion of the applicable calendar year, the Purchaser shall keep complete and accurate records of Net Sales in sufficient detail to permit the Company to confirm the completeness and accuracy of: (i) the information presented in each Royalty Statement and (ii) the calculation of Net Sales. The Purchaser shall permit a recognized independent auditing firm reasonably acceptable to the Purchaser to audit and/or inspect records of the Purchaser solely to the extent required to verify: (A) the completeness and accuracy of the Royalty Statements; (B) the calculation of Net Sales and (C) the amount of Royalty payments for the Product for the previous year.  Such inspection shall be conducted during the Purchaser’s normal business hours, no more than once in any twelve (12) month period and upon at least thirty (30) days prior written notice by the Company to the Purchaser.  If such firm establishes that such payments were underpaid for the preceding year, the Purchaser shall have the right to engage a recognized independent auditing firm to verify the findings of the audit.  If the firm engaged by Purchaser verifies the findings of the firm engaged by the Company, the Purchaser shall pay the Company the amount of any such underpayments for the preceding year, plus interest at a rate equal to the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, within thirty (30) days after the date the Purchaser delivers to the Company the report of the firm engaged by the Purchaser, which report so establishes that such payments were underpaid for the preceding year.  Notwithstanding the foregoing, the firm engaged by the Purchaser shall deliver its findings in a prompt manner after being engaged by the Purchaser.  If the firm engaged by the Company establishes that such payments were overpaid for the preceding year, the Company shall pay the Purchaser the amount of any such overpayment for the preceding year, within thirty (30) days after the date the Company delivers to the Purchaser such firm’s report so establishing that such payments were overpaid for the preceding year.  The Company shall bear the full cost of the firm it engages unless such audit discloses an underpayment by more than five percent (5%) of the amount due for the preceding year and such underpayment of more than five percent (5%) is verified by the firm engaged by the Purchaser if it chooses to engage a firm for audit verification purposes.  The Purchaser shall bear the full cost of the firm it engages to verify the audit findings.

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Section 2.16           Payments.  The Regulatory Milestone Payment and the Royalty payments shall be made electronically in US Dollars and to such place and account as may be designated from time to time for that purpose by the Company to Purchaser in writing.

Section 2.17           Withholding Taxes. All sums payable by either Party under this Agreement (including without limitation the Regulatory Milestone Payment and the Royalty payments) shall be paid in full and without any set-off, counterclaim, taxes, duties, levies, fees, charges, deduction or withholding on any ground whatsoever, except as may be required by law. The Parties shall consider together to what extent, if at all, it may lawfully be possible to mitigate the amount of such deduction or withholding or of the amount required to be paid as aforesaid, including the use of best efforts to make timely and procedurally correct application for relief from withholding tax in respect of any such payment. For any taxes, duties, levies, fees, charges, deduction or withholding on any ground whatsoever withheld or to be withheld, each Party agrees to timely deliver all certificates and forms as may be necessary and appropriate to establish an exemption from Tax or file Tax returns as would be necessary with respect to such Taxes.

Article III
Regulatory Issues, Intellectual Property Protection, Licensing and Related Matters

Section 3.1             Prosecution and Maintenance of Licensed Patent Rights; Preparation of FDA Filings.

(a)           Regulatory Filings.  The Purchaser shall have the sole right, but no obligation, to file and prosecute any regulatory filings applicable to the any Products, including without limitation preparation of NDA filings, which it shall perform in its sole discretion, provided, however, that this provision shall not alter the Purchaser’s obligations under Section 2.2.

(b)           Right to Prosecute and Maintain.  The Purchaser shall have the sole right and option to file and prosecute any patent applications and to maintain any patents included in the Licensed Patent Rights or the Product Intellectual Property.  The Purchaser shall provide the Company with copies of such filings or applications promptly. Notwithstanding the foregoing, the Purchaser shall cooperate with the Company to coordinate any patent applications or regulatory filings applicable to the Products, including soliciting the Company’s input and advice with respect to the Company’s existing licenses outside the Territory, provided, however, that the Purchaser shall retain sole discretion in such patent applications and regulatory filings.  The Purchaser shall, with respect to those Licensed Patent Rights that constitute patent applications, (i) provide all draft patent applications to the Company sufficiently in advance of filing for the Company to have a reasonable opportunity to comment thereon and shall take such comments into consideration in the application filed; (ii) promptly furnish the Company with copies of all substantive communications between the Purchaser and applicable patent offices relating to such patent applications, and take the Company’s comments and suggestions into consideration when framing responses and submissions to such patent offices; (iii) keep the Company advised of the status of actual and prospective patent filings included in the Licensed Patent Rights.  The Purchaser shall give the Company the opportunity to provide comments upon and make requests of the Purchaser concerning the preparation, filing, prosecution, protection and maintenance of

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those Licensed Patent Rights constituting patent applications, and shall consider such comments and requests in good faith; provided, however, that final decision-making authority shall vest in the Purchaser.

(c)           Costs and Expenses.  Each Party shall bear its own costs and expenses in preparing, filing, prosecuting and maintaining Licensed Patent Rights and other filings or applications (including regulatory filings) arising out of the Product Intellectual Property.

(d)           Cooperation.  Each Party agrees to cooperate with the other with respect to the filing, prosecution and maintenance of patents, patent applications and regulatory filings pursuant to this Section 3.1, including without limitation:

(i)            the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to permit the other Party to file, prosecute or maintain patents and patent applications as provided for in this Section 3.1;

(ii)           making its employees, agents and consultants reasonably available to the other Party (or to the other Party’s authorized attorneys, agents or representatives), to the extent reasonably necessary to enable the prosecuting Party to prepare, file, prosecute and maintain patents and patent applications as provided for in this Section 3.1;

(iii)          providing available data, records and information to support preparation and prosecution of patent applications; and

(iv)          providing available data, records, information and personnel to support preparation of all regulatory filings and consultant with regulatory authorities related thereto.

Section 3.2          Third Party Infringement.

(a)           Notifications of Competitive Infringement.  Each Party agrees to notify the other Party when it becomes aware of the reasonable probability of infringement of the Licensed Patent Rights (“Competitive Infringement”).

(b)           Infringement Action.  The Purchaser shall have the sole right, but no obligation, to institute an infringement suit or take other appropriate action that it believes is reasonably required to protect the Licensed Patent Rights or the Product Intellectual Property from such Competitive Infringement.  The Purchaser shall be permitted to act, or choose not to act, subject to its sole discretion, including, if it so chooses, taking no action with respect to Competitive Infringement or settling any such Competitive Infringement in its sole discretion.  Subject to Section 3.4, the expenses of any suit or suits that the Purchaser elects to bring shall be paid for entirely by the Purchaser.

(i)            Recoveries.  The Purchaser shall have the sole right to any recovery obtained as a result of any proceeding described in this Section 3.2.

Section 3.3             Infringement of Third Party Patents.  If a claim alleging infringement of Third Party patents is made against the Purchaser, then the Purchaser shall defend against such a

9

claim at its cost and expense, but the Company may be represented in such event by legal counsel in an advisory capacity at its own expense.  The Purchaser shall keep the Company informed of the status of the case.

Section 3.4             Cooperation.  In the event that the Purchaser takes action pursuant to Section 3.2 or Section 3.3 above, the Company shall participate in such action (including, without limitation, joining as a party to such action) and cooperate with the Purchaser to the extent reasonably requested by the Purchaser.  The Company shall provide assistance and cooperation to the Purchaser without any charge to the Purchaser, provided, however, that the Purchaser shall pay the Company’s reasonable out-of-pocket expenses incurred in connection with such assistance and cooperation.

Section 3.5             Third Party Licenses.  All third-party licenses pursuant to which the licenses or rights in this Agreement are granted are attached in Exhibit B hereto (“Third Party Licenses”).  The Company hereby sublicenses to the Purchaser, to the fullest extent permissible under the Third Party Licenses, all rights and licenses of the Company under such licenses, including any rights to grant further sublicenses.  To the extent that the Third Party Licenses do not allow for a full sublicensing by the Company of all its rights under such Third Party Licenses, the Company will take all actions permissible under the applicable Third Party License in order to allow the Purchaser to exercise its rights hereunder, including without limitation: (i) appointing the Purchaser to act as a distributor or agent of the Company, provided, however, that the benefits of such relationship shall be accrue to the Purchaser in accordance with the terms of this Agreement; and (ii) performing manufacturing or distribution in accordance with the terms of such Third Party Licenses, the benefits of which shall accrue to the Purchaser in accordance with the terms of this Agreement.  The Company shall take such additional actions, including without limitation granting additional rights to the Purchaser or executing additional documents or filings, as may be reasonably required by Purchaser in order for Purchaser to exercise the rights granted hereunder.

Article IV

Confidentiality

Section 4.1             Confidential Information.  All Confidential Information disclosed by the Company to the Purchaser during the term of this Agreement shall not be used by the Purchaser except in connection with the activities contemplated by this Agreement (including, without limitation, the licenses granted pursuant to Section 2.1), shall be maintained in confidence by the Purchaser (except to the extent reasonably necessary in connection with regulatory filings relating to the Product and/or relating to practicing the Licensed Patent Rights or Licensed Know-How in any way, in any field and for any purpose; for the filing, prosecution and maintenance of Patent Rights; or to develop, make, have made, use, offer for sale, sell and import pharmaceutical formulations and products Covered by the Licensed Patent Rights or Licensed Know-How), and shall not otherwise be disclosed by the Purchaser to any other person, firm, or agency, governmental or private (except consultants, advisors and Affiliates in accordance with Section 5.4), without the prior written consent of the Company, except to the extent that the Confidential Information:

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(a)                                  was known or used by the Purchaser or its Affiliates prior to its date of disclosure to the Purchaser; or

(b)                                 either before or after the date of the disclosure to the Purchaser is lawfully disclosed to the Purchaser or its Affiliates by sources other than the Company rightfully in possession of the Confidential Information; or

(c)                                  either before or after the date of the disclosure to the Purchaser becomes published or generally known to the public through no fault or omission on the part of the Purchaser; or

(d)                                 is independently developed by or for the Purchaser or its Affiliates without reference to or reliance upon the Confidential Information; or

(e)                                  is required to be disclosed by the Purchaser or its Affiliates to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with legal process.

Section 4.2                                      Employee, Consultant and Advisor Obligations.  The Purchaser agrees that it and its Affiliates shall provide Confidential Information received from the Company only to its and their respective employees, consultants and advisors who have a need to know such Confidential Information.

Section 4.3                                      Term.  All obligations of confidentiality imposed under this Article IV shall expire ten (10) years following termination or expiration of this Agreement.

Article V

Representations and Warranties

Section 5.1                                      Representations of Authority.  The Purchaser and the Company each represents and warrants to the other that, as of the Effective Date, it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement.

Section 5.2                                      Consents.  The Purchaser and the Company each represents and warrants to the other that, as of the Effective Date, all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by such Party in connection with execution, delivery and performance of this Agreement have been obtained.

Section 5.3                                      No Conflict.  The Purchaser and the Company each represents and warrants to the other that, as of the Effective Date, the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations and (b) do not conflict with, violate or breach or constitute a default of, or require any consent under, any contractual obligations of such Party, except such consents as have been obtained as of the Effective Date.

Section 5.4                                      Employee, Consultant and Advisor Obligations.  The Purchaser and the Company each represents and warrants to the other that, as of the Effective Date, each of its and its Affiliates’ employees, consultants and advisors has executed an agreement or has an existing

11

obligation under law obligating such employee, consultant or advisor to maintain the confidentiality of Confidential Information to the extent required under Article IV.

Section 5.5                                      Litigation.  The Company represents and warrants that there is no pending or, to its knowledge, threatened litigation against it relating to the Products or the Product Intellectual Property, except as disclosed in Exhibit C hereto.

Section 5.6                                      Intellectual Property.  The Company represents and warrants to the Purchaser that, as of the Effective Date, and except as described in Section 3.5, (a) the Company owns the entire right, title and interest in and to the Licensed Patent Rights and Licensed Know-How, (b) the Company has the right to grant to the Purchaser the rights and licenses under the Licensed Patent Rights and Licensed Know-How granted in this Agreement, (c) none of the Licensed Patent Rights was fraudulently procured from the relevant governmental patent granting authority, (d) as of the Effective Date, there is no claim or demand of any Person pertaining to, or any proceeding which is pending or threatened, that asserts the invalidity, misuse or unenforceability of the Licensed Patent Rights or challenges the Company’s ownership of the Licensed Patent Rights or Licensed Know-How or makes any adverse claim with respect thereto, and, to the knowledge of the Company, there is no basis for any such claim, demand or proceeding, (e) to the knowledge of the Company, as of the Effective Date, the Licensed Patent Rights are not being infringed and the Licensed Know-How is not being used by any Third Party, (f) to the knowledge of the Company, the Products and the processes used to make the Products do not infringe any Third Party Patent Rights, except as disclosed in Exhibit C, and (g) the Licensed Patent Rights include all of the Patent Rights Controlled by the Company on the Effective Date which Cover the Product, or, in the case of patent applications included in the Patent Rights, claims if issued, would Cover the Product.

Section 5.7                                      No Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

Article VI

Term and Termination

Section 6.1                                      Term.  This Agreement shall become effective as of the Effective Date, may be terminated as set forth in this Article VI, and otherwise remains in effect until the expiration of all of the licenses described in Section 2.1.

Section 6.2                                      Termination For Material Breach.  Upon any material breach of this Agreement by either Party (in such capacity, the “Breaching Party”), the other Party may terminate this Agreement by providing sixty (60) days’ written notice to the Breaching Party, specifying the material breach.  The termination shall become effective at the end of the sixty (60) day period unless the Breaching Party cures such breach during such sixty (60) day period.

Section 6.3                                      Voluntary Abandonment.  Should the Purchaser determine that is wishes to abandon development, commercialization or sale of the Product within any jurisdiction within the Territory, it shall so notify the Company and shall terminate this Agreement solely with respect to such jurisdiction.

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Section 6.4                                      Survival.  Upon expiration or termination of this Agreement for any reason, nothing in this Agreement shall be construed to release either Party from any obligations that matured prior to the effective date of expiration or termination; and the following provisions shall expressly survive any such expiration or termination:  Article I, Section 2.5, Section 2.6, Section 2.7, Article IV, Article V and Article VII.

Article VII

Miscellaneous Provisions

Section 7.1                                      Indemnification.

(a)                                  The Purchaser.  The Purchaser agrees to defend the Company, its Affiliates and their respective directors, officers, employees and agents at the Purchaser ‘s cost and expense, and shall indemnify and hold harmless the Company and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any breach by the Purchaser of any of its representations, warranties or obligations pursuant to this Agreement or (ii) personal injury, property damage or other damage resulting from the development or commercialization by the Purchaser or its Affiliates or sublicensees of a product Covered by any of the Licensed Patent Rights.

(b)                                 The Company.  The Company agrees to defend the Purchaser, its Affiliates and their respective directors, officers, employees and agents at the Company’s cost and expense, and shall indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim relating to any breach by the Company of any of its representations, warranties or obligations pursuant to this Agreement or (ii) personal injury, property damage or other damage resulting from the development or commercialization by the Company or its Affiliates or sublicensees of a product Covered by any of the Licensed Patent Rights.

(c)                                  Claims for Indemnification.  A person entitled to indemnification under this Section 7.1 (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought or, if earlier, upon the assertion of any such claim by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a third-party claim as provided in this Section 7.1(c) shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice).  Within thirty (30) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such action, suit, proceeding or claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.  The Party not controlling such defense may participate therein at its own expense; provided that, if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party

13

have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees and expenses of counsel to the Indemnified Party solely in connection therewith; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one counsel for all Indemnified Parties.  The Party controlling such defense shall keep the other Party advised of the status of such action, suit, proceeding or claim and the defense thereof and shall consider recommendations made by the other Party with respect thereto.  The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.  The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party.

Section 7.2                                      Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the Requirements of Law of the State of Delaware without giving effect to the principles of conflict of laws.  Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having the jurisdiction with respect to appeals from such courts, for any action arising out of or relating to this Agreement (and agrees not to commence any action relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement, or such other address as may be given by one or more parties to the other parties in accordance with the notice provisions of Section 7.5, shall be effective service of process for any action, suit or proceeding brought against it in any such court.  Each of the parties hereto hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having the jurisdiction with respect to appeals from such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action brought in any such court has been brought in an inconvenient forum.  Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any and all rights to trial by jury in connection with any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Section 7.3                                      Assignment.  Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent (a) in connection with the transfer or sale of all or substantially all of the business of such Party to a Third Party, whether by merger, sale of stock, sale of assets or otherwise or (b) to any Affiliate; provided that  no such assignment to an Affiliate shall relieve the assigning Party of its responsibilities for performance of its obligations under this Agreement.

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Section 7.4                                      Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral.  Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

Section 7.5                                      Notices.

Notices to the Company shall be addressed to:

[COMPANY]

[

[              ]

Attention: Chief Executive Officer

with a copy, which shall not constitute notice, to:

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Attention:  Lawrence S. Wittenberg

Notices to the Purchaser shall be addressed to:

[PURCHASER]

[              ]

[              ]

Attention:  General Counsel

with a copy, which shall not constitute notice, to:

Sidley Austin LLP

One South Dearborn Street

Chicago, IL 60603

Attention:  Pran Jha

Any Party may change its address by giving notice to the other Party in the manner herein provided.  Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight or international express courier service, or (c) personally delivered, in each case properly addressed in accordance with the paragraph above.  The effective date of notice shall be the actual date of receipt by the Party receiving the same.

Section 7.6                                      Force Majeure.  No failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident;

15

war; rebellion; insurrection; riot; and invasion.  The Party claiming force majeure shall notify the other Party with notice of the force majeure event as soon as practicable, but in no event longer than ten (10) business days after its occurrence, which notice shall reasonably identify such obligations under this Agreement and the extent to which performance thereof will be affected.

Section 7.7                                      Public Announcements.  Any public announcements or publicity with respect to the execution of this Agreement shall be agreed upon by the Parties in advance of such announcement, provided, however, that the foregoing shall not be interpreted to prevent either Party from taking any actions or making any disclosures which are required by any Governmental Authority or which, in the reasonable opinion of such Party and its advisors, are required or desirable in connection with such Party’s regulatory obligations.

Section 7.8                                      Independent Contractors.  It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either the Company or the Purchaser to act as agent for the other.

Section 7.9                                      No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against any Party.

Section 7.10                                Headings.  The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

Section 7.11                                No Implied Waivers; Rights Cumulative.  No failure on the part of the Company or the Purchaser to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

Section 7.12                                Severability.  If, under applicable law or regulation, any provision of this Agreement is deemed invalid or unenforceable, or otherwise directly or indirectly affects the validity or enforceability of any other material provision(s) of this Agreement, such provision shall be deemed modified to the extent required to most fully carry out the intent of the original provision in a valid and enforceable manner.

Section 7.13                                Execution in Counterparts.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered (whether in person, by mail, courier, facsimile or e-mail), shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

Section 7.14                                No Third Party Beneficiaries.  No person or entity other than the Company, the Purchaser and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

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Section 7.15                                No Consequential Damages.  NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS Section 7.15 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

[PURCHASER]

By:

Name:

Title:

[THE COMPANY]

By:

Name:

Title:

Signature Page to Patent License Agreement

Exhibit A

Pending and Issued Licensed Patent Rights as of the Effective Date

See attached Intellectual Property Schedule.

Exhibit B

Third Party Licenses

1.  License Agreement between the Company and GE Healthcare AS, dated June 1, 2006, as amended by the First Amendment to License Agreement between the Company and GE Healthcare AS, dated May 11, 2007, and the Second Amendment to License Agreement between the Company and GE Healthcare AS, dated May 15, 2008

2.  Patent License Agreement between the Company and Bracco International BV, dated June 1, 2006, as amended by the Amendment to License Agreement between the Company and Bracco International BV, dated July 29, 2008

3. Patent Transfer Agreement between Schering Aktiengesellschaft and the Company, dated May 11, 2005, as amended by the Amendment to Patent Transfer Agreement between Bayer Schering Pharma AG and the Company, dated April 27, 2007, and the Second Amendment to Patent Transfer Agreement between Bayer Schering Pharma AG and the Company, dated May 15, 2008

B-1

Exhibit C

Litigation and Infringement Disclosure

Although the Company does not believe it infringes such patent rights, the Company has obtained the licenses referenced on Exhibit B.  The Company has complied with the licenses referenced on Exhibit B since the dates thereof.

C-1

Exhibit D

Form of Manufacturing Agreement

Exhibit A

Pending and Issued Licensed Patent Rights as of the Effective Date

	Title
File Number	Country Name	Status Description	Application Number	Appl. Date	Patent No.	Date of Grant

ACU102	Microencapsulated Fluorinated Gases for Use as Imaging Agents
	Australia	Grant	21392/97	Feb 27 1997	721209	Oct 12 2000
	Brazil	Pending	PI9707936-7	Feb 27 1997
	Canada	Grant	2,247,151	Feb 27 1997	2,247,151	May 20 2008
	China	Grant	97192870.3	Feb 27 1997	ZL97192870.3	Jul 02 2003
	European Patent	Gone National	97906791.5	Feb 27 1997	0904113	May 12 2004
	Hong Kong	Grant	99104237.7	Sep 29 1999	HK1020428	Feb 25 2005
	Indonesia	Grant	P-970681	Mar 05 1997	ID 0007292	Jan 31 2002
	Ireland	Grant	97906791.5	Feb 27 1997	0904113	May 12 2004
	Japan	Grant	531838/97	Feb 27 1997	3,178,724	Apr 13 2001
	Korea, Republic of (South)	Grant	98-706964	Feb 27 1997	0477857	Mar 10 2005
	Malaysia	Grant	PI 9700858	Mar 05 1997	MY-124549-A	Jun 30 2006
	New Zealand	Grant	331460	Feb 27 1997	331460	Apr 26 1999
	Philippines	Grant	55726	Mar 04 1997	1-1997-55726	Nov 15 2000
	Singapore	Grant	9805169-1	Feb 27 1997	56794	Nov 16 1999
	South Africa	Grant	97/1812	Mar 03 1997	97/1812	Jan 27 1999
	Taiwan	Grant	86102918	Mar 10 1997	I246426	Jan 01 2006
	Thailand	Pending	036055	Mar 05 1997
	United States of America	Grant	08/611,248	Mar 05 1996	5,611,344	Mar 18 1997

ACU102CON	Method for Making Porous Microparticles by Spray Drying
	United States of America	Grant	08/745,676	Nov 08 1996	5,853,698	Dec 29 1998

ACU102CON(2)	Ultrasound Contrast Agents Produced By Spray Drying
	United States of America	Grant	09/158,295	Sep 22 1998	6,132,699	Oct 17 2000

ACU103	Polymer-Lipid Microencapsulated Gases for Use as Imaging Agents

	Australia	Grant	33672/97	Feb 27 1997	720727	Sep 21 2000
	Brazil	Pending	PI9711109-0	Feb 27 1997
	Canada	Grant	2,260,938	Feb 27 1997	2,260,938	May 06 2003
	China	Grant	97196876.4	Feb 27 1997	ZL97196876.4	Oct 23 2002
	European Patent	Gone National	97929669.6	Feb 27 1997	0957942	Jun 16 2004

	Hong Kong	Grant	00103029.9	Feb 27 1997	HK1023939	Apr 22 2005
	Indonesia	Grant	P-970682	Mar 05 1997	ID0006280	May 03 2001
	Israel	Grant	128163	Feb 27 1997	128163	Jun 11 2002
	Japan	Grant	508764/98	Feb 27 1997	2987212	Oct 01 1999
	Korea, Republic of (South)	Grant	99-7000708	Feb 27 1997	0477876	Mar 10 2005
	Malaysia	Grant	PI 9700890	Mar 05 1997	MY-130324-A	Jun 29 2007
	New Zealand	Grant	333864	Feb 27 1997	333864	Aug 17 1999
	Philippines	Grant	55724	Mar 04 1997	1-1997-55724	Dec 08 1999
	Singapore	Grant	9900418-6	Feb 27 1997	61311	May 23 2000
	South Africa	Grant	97/1813	Mar 03 1997	97/1813	Jan 28 1998
	Taiwan	Grant	86102919	Mar 10 1997	NI-153017	Jul 23 2002
	Thailand	Grant	036054	Mar 05 1997	21009	Dec 06 2007
	United States of America	Grant	08/681,710	Jul 29 1996	5,837,221	Nov 17 1998

ACU104	Method for Enhancing the Echogenicity and Decreasing the Attenuation of Microencapsulated Gases

	Brazil	Pending	PI9810371-7	Jun 30 1998
	Canada	Allowed application	2,294,199	Jun 30 1998
	China	Grant	98806720.X	Jun 30 1998	ZL98806720.X	Aug 09 2006
	European Patent	Gone National	98932957.8	Jun 30 1998	0996470	Jan 24 2007
	Hong Kong	Grant	00106986.3	Nov 02 2000	1029273	Aug 24 2007
	Israel	Grant	133595	Jun 30 1998	133595	Sep 02 2004
	Japan	Pending	1999-505860	Jun 30 1998
	Korea, Republic of (South)	Grant	1999-7012433	Jun 30 1998	10-0637022	Oct 16 2006
	Malaysia	Grant	PI9802974	Jun 30 1998	MY-122120-A	Mar 31 2006
	Mexico	Grant	9911840	Jun 30 1998	236136	Apr 24 2006
	Philippines	Grant	1-1998-01674	Jul 01 1998	1-1998-01674	May 26 2003
	United States of America	Grant	08/885,933	Jun 30 1997	6,045,777	Apr 04 2000

ACU108	Spray Drying Apparatus And Methods Of Use
	Australia	Grant	769298	Apr 26 2000	769298	May 06 2004
	Brazil	Pending	PI0011226-7	Apr 26 2000
	Canada	Grant	2,372,194	Apr 26 2000	2,372,194	Jan 18 2005
	China	Grant	00807223.X	Apr 26 2000	ZL00807223.X	Apr 21 2004
	European Patent	Gone National	00928391.2	Apr 26 2000	1175257	Mar 03 2004
	Israel	Grant	146265	Apr 26 2000	146265	Apr 25 2005
	Japan	Pending	2000-615133	Apr 26 2000
	Korea, Republic of (South)	Grant	2001-7013974	Apr 26 2000	0464065	Dec 20 2004
	Malaysia	Grant	PI20001901	May 03 2000	MY-125075-A	Jul 31 2006
	New Zealand	Grant	515684	Apr 26 2000	515684	Sep 08 2003
	Philippines	Grant	1-2000-01120	May 03 2000	1-2000-01120	Feb 07 2006
	Singapore	Grant	200106762-8	Apr 26 2000	84699	Feb 28 2005

	South Africa	Grant	2001/9553	Apr 26 2000	2001/9553	Aug 27 2003
	Taiwan	Grant	89108409	Jul 13 2000	NI-187729	Feb 05 2004
	Thailand	Grant	057275	May 03 2000	23591	Apr 21 2008
	United States of America	Grant	09/304,257	May 03 1999	6,223,455	May 01 2001

ACU108CIP	Spray Drying Apparatus And Methods Of Use
	United States of America	Grant	09/756,950	Jan 09 2001	6,308,434	Oct 30 2001

ACU108CIP(2)	Spray Drying Apparatus And Methods Of Use
	United States of America	Grant	10/045,419	Oct 26 2001	6,560,897	May 13 2003

ACU116	Ultrasound Contrast Agent Dosage Formulation
	Australia	Pending	2004320514	Jun 04 2004
	Brazil	Pending	PI0418879-9	Jun 04 2004
	Canada	Pending	2,569,134	Jun 04 2004
	China	Pending	200480043713.0	Jun 04 2004
	European Patent	Pending	04014021.2	Jun 15 2004
	Hong Kong	Pending	06106371.0	Jun 02 2006
	India	Pending	7358/DELNP/2006	Jun 04 2004
	Indonesia	Pending	W00200603448	Jun 04 2004
	Israel	Pending	179594	Jan 04 2004
	Japan	Pending	Jun 04 2004
	Korea, Republic of (South)	Pending	2007-7000082	Jun 04 2004
	Mexico	Pending	PA/a/2006/01411	Jun 04 2004
	New Zealand	Pending	551986	Jun 04 2004
	Philippines	Pending	1-2006-502433	Jun 04 2004
	Singapore	Pending	200608260-6	Jun 04 2004
	South Africa	Allowed application	2006/09760	Jun 04 2004
	United States of America	Pending	11/143,170	Jun 02 2005
	United States of America	Pending	11/834,111	Aug 06 2007

ACU118CNT3	Ultrasonic Contrast Agents, Process for Their Preparation and Their Use as a Diagnostic and Therapeutic Agent
	United States of America	Grant	08/072,748	Jun 07 1993	5,425,366	Jun 20 1995

ACU118CNT5	Ultrasonic Contrast Agents, Process for Their Preparation and Their Use as a Diagnostic and Therapeutic Agent
	United States of America	Grant	08/477,642	Jun 07 1995	6,071,496	Jun 06 2000

ACU118CNT6	Ultrasonic Contrast Agents, Process for Their Preparation and Their Use as a Diagnostic and Therapeutic Agent
	United States of America	Grant	08/474,468	Jun 07 1995	6,177,062	Jan 23 2001

ACU122	Microparticle Preparations Made From Biodegradable Copolymers
	United States of America	Grant	08/897,319	Jul 21 1997	6,383,470	May 07 2002

ACU123	Active Principles and Gas Conatining Microparticles
	United States of America	Grant	08/605,174	Aug 05 1996	6,068,857	May 30 2000

ACU123DIV	New Microparticles Containing Active Ingredients, Agents Containing These Microparticles, Their Use for Ultrasound-Controlled Release of Active Ingredients, as well as a Process for their Production
	United States of America	Grant	09/459,578	Dec 13 1999	6,284,280	Sep 04 2001

ACU124	Microparticles That Contain Gas, Media That Contain The Latter, Their Use In Ultrasound Diagnosis, As Well As Process For The Production Of The Particles And Media
	Japan	Pending	7-522099	Feb 10 1995
	United States of America	Grant	09/129,953	Aug 06 1998	6,306,366	Oct 22 2001

ACU125	Multi-State Method For Producing Gas-FIlled Microcapsules
	Hong Kong	Grant	03102710.2	Apr 15 2003	HK1050492	Sep 16 2005
	Korea, Republic of (South)	Grant	10-2001-7015097	May 23 2000	681369	Feb 05 2007
	Mexico	Grant	PA/A/2001/011998	May 23 2000	228943	Jul 06 2005
	New Zealand	Grant	515147	May 23 2000	515147	Nov 03 2003
	United States of America	Grant	09/979,554	Mar 27 2002	6,652,782	Nov 25 2003

ACU126	Device and Process for Quantifying Bodies
	European Patent	Pending	03745194.5	Mar 27 2003
	Japan	Pending	2003-579664	Mar 27 2003
	United States of America	Grant	10/400,928	Mar 28 2003	6,872,180	Mar 29 2005

Exhibit D

TOLL MANUFACTURING AND PACKAGING AGREEMENT

This Toll Manufacturing and Packaging Agreement (this “Agreement”) is made as of this              day of         ,  2006 (the “Effective Date”), by and between Purchaser (“PURCHASER”) and                                                     (“[MANUFACTURER]”).

WHEREAS, PURCHASER holds certain rights to manufacture, market and sell in the United States the pharmaceutical product [PRODUCT];

WHEREAS, PURCHASER wishes to engage [MANUFACTURER] to formulate and package [PRODUCT] for subsequent commercial sale by PURCHASER in the United States and for certain clinical and other purposes; and

WHEREAS, [MANUFACTURER] has suitable facilities and equipment and sufficient qualified personnel to formulate and package commercial quantities of [PRODUCT] in dosage form, and is willing to provide such services on the terms and conditions set forth below.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

I.              DEFINITIONS

As used in this Agreement:

1.1                                 “Active Drug Substance” means [CHEMICAL NAME] having those specifications as set forth on Schedule A hereto.

1.2                                 “Adverse Experience” or “AE” shall mean any unfavorable and unintended change in the structure, function, or chemistry of the body temporally associated with any use of a Product or of a derivative thereof, whether or not the adverse experience is considered to be related to the use of the Product, including but not limited to any of the following:  an unexpected side effect, injury, toxicity or sensitivity reaction, which may include an experience of unexpected incidence and severity; an adverse experience occurring in the course of the use of a drug product in professional practice; an adverse experience occurring in clinical studies; an adverse experience occurring from drug overdose, whether accidental or intentional; an adverse experience occurring from drug abuse; an adverse experience occurring from drug withdrawal; and any significant failure of expected pharmacological action.

1.3                                 “Affiliate” means any corporation or other business entity which, directly or indirectly, is controlled by, controls, or is under common control with PURCHASER or [MANUFACTURER].  For this purpose, “control” shall be deemed to mean ownership of fifty percent (50%) or more of the stock or other equity of such entity.

1.4                                 “cGMP” means the then current good manufacturing practices promulgated by the FDA under the U.S. Food, Drug and Cosmetic Act, 21 C.F.R. Sections 210-211, as amended from time to time.

1.5                                 “Commodities” means the raw materials necessary to package the Product as set forth in Schedule A hereto.

1.6                                 “Components” means the raw material necessary to formulate the Product as set forth in Schedule A hereto.

1.7                                 “Confidential Information” means all information, data, know-how and all other business, technical and financial data disclosed hereunder by one party or any of its Affiliates to the other party or any of its Affiliates, except any portion thereof which:

(a)           at the time of disclosure, is public knowledge;

(b)                                 after disclosure, becomes public knowledge by publication or otherwise, except by breach of this Agreement by the recipient;

(c)                                  the recipient can demonstrate by its written records was in the recipient’s possession at the time of such disclosure, and which was not acquired, directly or indirectly, from the disclosing party;

(d)                                 is lawfully disclosed to the recipient on a non-confidential basis by a third party who is not obligated to the disclosing party or any other third party to retain such Confidential Information in confidence;

(e)                                  results from research and development by the recipient independent of such disclosure as shown by competent evidence; or

(f)                                    is required to be disclosed by legal process; provided, in each case the party so disclosing information timely informs the other party and uses its reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible and, if possible, permits the other party to attempt by appropriate legal means to limit such disclosure.

1.8                                 “FDA” means the United States Food and Drug Administration or any successor agency.

1.9                                 “Product” means [PRODUCT] in final packaged dosage form meeting the Specifications set forth in Schedule A hereto.

1.10                           “Quality Technical Agreement” means the form of quality assurance/quality control agreement to be entered into by PURCHASER and [MANUFACTURER] as set forth in Schedule B

1.11                           “Specifications” means the Commodities-and /or Component and/or Product specifications seth forth in Schedule A as the case may be.

1.12.                        “Territory” means the United States of America, including Puerto Rico, and any other territories and possessions of the United States of America.

1.13                           “Trademark” or “Trademarks” shall mean [PRODUCT], as well as any other trademark owned or used by PURCHASER in connection with the Product, including, but not limited to, those trademarks listed on Schedule A hereto.

II.            APPOINTMENT AND TERM

2.1                                 Appointment.  PURCHASER hereby appoints [MANUFACTURER], and [MANUFACTURER] hereby accepts appointment, as a toll manufacturer to formulate and package the Product.

2.2                                 Manufacturing and Packaging Services.  During the term of this Agreement, [MANUFACTURER] shall formulate Product, and prepare the Product for PURCHASER commercial sale to customers and for clinical and other purposes.  In addition, [MANUFACTURER] shall label and package Product in accordance with those specifications and instructions set forth in Schedule A hereto, or otherwise as may be provided by PURCHASER and reasonably agreed to by [MANUFACTURER] in writing.  PURCHASER will supply approved artwork for labels, package inserts and packaging.  The content of the labels, package inserts and packaging shall be the sole and exclusive responsibility of PURCHASER.

2.3                                 Cooperation.  PURCHASER and [MANUFACTURER] will cooperate with each other as may be necessary and customary in consideration of industry practice, and will disclose all material information necessary to enable each other to perform under this Agreement in a timely fashion.

2.4                                 Specific Duties.  In addition to its general obligations relating to formulating and packaging, [MANUFACTURER] shall perform the following services at [MANUFACTURER]’s cost, except where indicated:

 (i)                                  placing orders for, acquiring and storing all Commodities and Components;

(ii)           quality control and testing of all Active Drug Substance, Commodities and Components, in process materials and finished dosage Product,  in order to monitor compliance with all applicable standards and specifications required by this Agreement, including any Schedules hereto;

(iii)          conducting stability testing of Product in accordance with the procedures set forth in the Quality Technical Agreement;

(iv)                              summarizing implemented changes and supplying latest versions of approved critical documentation, and providing other information necessary for PURCHASER to prepare, submit, obtain and maintain all regulatory filings relating to the manufacture of the Product under the terms of this Agreement; and

(v)           performing such other services as agreed upon in writing by the parties.

III.           PRODUCT QUANTITY, QUALITY AND MANUFACTURING PROCESSES

3.1                                 Quantity.  Subject to the terms and conditions of this Agreement, [MANUFACTURER] will manufacture, package and supply to PURCHASER quantities of Product ordered by PURCHASER or an Affiliate thereof for subsequent sale by PURCHASER or an Affiliate or sublicensee thereof, or for certain clinical or other purposes in the Territory.    [MANUFACTURER] agrees to reserve capacity for the quantities of Product as defined in Schedule C.    [MANUFACTURER] shall have no obligation to supply quantities in excess of those set forth in Schedule C, but shall use its commercially reasonable efforts to accommodate PURCHASER demand for excess quantities.

3.2                                 Quality.  All Product manufactured and packaged by [MANUFACTURER] for PURCHASER under this Agreement will meet the Specifications as well as the quality assurance standards established in the Quality Technical Agreement.   The Specifications, as well as the terms and conditions of the Quality Technical Agreement, are subject to modification from time to time by mutual written agreement of the parties. Prior to implementation of any Specification changes, the Parties agree to negotiate in good faith in an attempt to reach agreement on (a) the new price for any Product manufactured hereunder by [MANUFACTURER] which embodies such changes, based solely on the effect of such changes on [MANUFACTURER]’s manufacturing costs for the Product and (b) any other amendments to this Agreement which may be necessitated by such changes (i.e., an adjustment to the lead time for purchase orders).  PURCHASER agrees to reimburse [MANUFACTURER] for the reasonable, documented expenses incurred by [MANUFACTURER] as a result of such changes, including, but not limited to, reimbursing [MANUFACTURER] for its validation and development costs, capital expenditure costs and costs for any packaging components or other materials and in-process materials rendered unusable as a result of such changes.  If during the term of this Agreement PURCHASER amends or is required by law to amend the Specifications so as to render Commodities or Components or in-process materials for the Product obsolete, PURCHASER shall purchase from [MANUFACTURER], at [MANUFACTURER]’s cost that amount of inventory of Commodities and/or Components,  in-process materials and/or Product, as the case may be, so rendered obsolete.

3.3           Manufacturing Processes.  [MANUFACTURER] has furnished to PURCHASER a copy of its production procedures and in the Quality Technical Agreement the parties will agree upon the equipment to be used to produce the Product. Costs incurred by [MANUFACTURER] as a result of any changes or modifications requested by the FDA or by PURCHASER and relating solely to the production of the Product will be borne by PURCHASER; costs for other changes affecting [MANUFACTURER]’s cGMP compliance or affecting other products generally will be borne by [MANUFACTURER].

3.4           Documentation.   PURCHASER shall provide [MANUFACTURER] with initial methods and specifications for manufacturing and packaging the Product as set forth in the attached Schedule A.   PURCHASER shall also promptly provide [MANUFACTURER] with all available safety data and information concerning the Product, process and related materials, including without limitation all Material Safety Data Sheets (“MSDS”).

3.5           Communication.  [MANUFACTURER] and PURCHASER will respond to requests for support, information and approvals within ten (10) business days.  If a complete response is not possible within such ten (10) business day period, the party owing the response shall communicate within such ten (10) business day period the reason for the delay and when the response will be available.

3.6           Quality Technical Agreement.  Within sixty (60) days after the date of this Agreement, representatives of the parties’ Quality Assurance departments shall meet to develop, agree and approve a Quality Technical Agreement outlining responsibilities and key contacts for quality and compliance related issues.  [MANUFACTURER] will provide PURCHASER with certain production and control information for review prior to release as specified in the Quality Technical Agreement.  The Quality Technical Agreement will also address, without limitation, annual product reviews, returned goods, regulatory audits, compliance with FDA cGMPs,  and such other quality related concerns deemed appropriate.

IV.           CONFIDENTIAL INFORMATION

4.1                                 The parties acknowledge that they have provided Confidential Information to each other in connection with the formulation and packaging of the Product, and further acknowledge that all such Confidential Information (as well as any additional Confidential Information provided by one party to the other hereunder) shall be subject to the provisions of this Article IV.  Any and all information, knowledge, technology, and trade secrets relating to the Product and provided by PURCHASER shall be deemed Confidential Information.

4.2                                 [MANUFACTURER] will disclose to PURCHASER all Confidential Information concerning the Product developed by or for [MANUFACTURER] during the term of this Agreement, promptly as it is developed.

4.3           During the term of this Agreement and for five (5) years thereafter, all Confidential Information disclosed or confirmed in writing and designated as confidential by the disclosing party, shall be held in confidence by the receiving party, shall not be used by the receiving party for any purpose except as provided hereunder and shall not be disclosed to third parties except for disclosure to its Affiliates or governmental authorities, or except as otherwise necessary to carry out the receiving party’s obligations under this Agreement.  If a receiving party finds it necessary to disclose such Confidential Information to a third party, the receiving party will not do so without first obtaining the written consent of the disclosing party (which shall not be unreasonably withheld) and entering into an agreement with the third party which binds the third party to the same obligations of restricted use and disclosure as are undertaken by the parties in this Agreement.

4.4           Neither party shall distribute any Confidential Information of the other except to its employees or agents who have a need to know in connection with the performance of their duties in satisfying the obligations of such party hereunder.  Any employee or agent who receives Confidential Information shall be advised as to the confidential nature thereof and the prohibitions contained herein.  All copies of any portions of any Confidential Information distributed as provided in this section will be identified as confidential.  Upon termination of this Agreement, and upon the request of the disclosing party, the receiving party shall return or destroy all such Confidential Information and any copies thereof in its possession, except that each party may retain one copy of Confidential Information solely for archival purposes.

4.5                                 Termination of this Agreement shall not operate to extinguish either party’s obligation to treat Confidential Information as provided herein.

4.6                                 Nothing contained herein shall be deemed to grant either party, either express or implied, a license or other right or interest in the Confidential Information of the other or in any patent, trademark or other similar property of the other, except as expressly provided hereunder.

4.7                                 [MANUFACTURER] shall use the name of CEPAHLON, nor disclose the existence or terms of this Agreement for any purpose, without the prior written consent of PURCHASER, which shall not be unreasonably withheld or delayed.

V.            COMPONENT AND COMMODITY SUPPLY; PACKAGING

5.1           Commodities and Components.  [MANUFACTURER] will obtain at its expense, Commodities and Components which meets the Specifications .  [MANUFACTURER] assumes full responsibility and liability for the storage and handling of all Commodities and Components.

5.2                                 Packaging.  [MANUFACTURER] will label and package the Product in accordance with instructions and Specifications provided by PURCHASER.  [MANUFACTURER] will submit to PURCHASER for PURCHASER’s approval,   which approval shall not be unreasonably withheld or delayed, artwork proofs of all labels, package inserts and packaging prior to labeling and packaging by [MANUFACTURER].

VI.           [INTENTIONALLY OMITTED]

VII.          FORECASTS AND ORDERS

7.1           Orders.  PURCHASER will submit firm written purchase orders to [MANUFACTURER] not less than          ( ) days lead time in advance of the requested delivery date.

7.2                                 Forecasts.  Upon the Effective Date, PURCHASER shall provide [MANUFACTURER] with a binding purchase order with PURCHASER’s Product requirements, for the        ( ) month period commencing with the month which contains the Effective Date of this Agreement.  PURCHASER shall also provide a forecast of its requirements for Product, for an additional        ( ) month period following the initial        ( ) month period.  The        ( ) month forecast shall represent PURCHASER’s reasonable estimates only, not purchase orders, to facilitate [MANUFACTURER]’s planning.

7.3                                 Forecasts Changes and Forecast Updates.   On or before the tenth (10th) day of each month thereafter, PURCHASER shall provide [MANUFACTURER] with an additional one (1) month purchase order to supplement the remaining            ( ) months of firm purchase orders, thereby establishing a new        ( ) month period of purchase orders, and shall provide an updated forecast of its estimated requirements of Product for the          ( ) months succeeding such new        ( ) month period of firm purchase orders.  Provided PURCHASER’s purchase orders do not exceed [MANUFACTURER]’s reserve capacity set forth in Schedule C, [MANUFACTURER] shall accept all PURCHASER purchase orders and shall supply PURCHASER in accordance with them.  PURCHASER can increase or decrease its firm order quantities with [MANUFACTURER]’s prior agreement and [MANUFACTURER] can adjust its shipping quantities with PURCHASER’s prior agreement.  Both parties shall use their commercially reasonable efforts to accommodate reasonable change requests from the other.

VIII.        PRICE, SHIPMENT AND PAYMENT

8.1                                 [MANUFACTURER]’s Responsibilities.  [MANUFACTURER] will properly prepare the Product so that it may be lawfully and safely shipped to PURCHASER or its designee in the United States. [MANUFACTURER] will prepare and execute all reasonably necessary shipping documents, including a packing list, Dangerous Goods Declaration, and MSDS’s.  PURCHASER will choose the carrier by indicating the same on its purchase order provided to [MANUFACTURER].

8.2           Terms of Shipment.  [MANUFACTURER] will ship Product [INSERT SHIPPPING CODE].   Shipment shall be made by common carrier designated by PURCHASER to the shipping point designated by PURCHASER.  If PURCHASER does not designate a common carrier, [MANUFACTURER] may select the common carrier.  Risk of loss shall pass from [MANUFACTURER] to PURCHASER when the Product is delivered to the common carrier.   All transport costs will be borne by PURCHASER.

8.3           Price.   [MANUFACTURER] shall invoice PURCHASER for (i) the applicable fee for all Product delivered and (ii) other fees, each as set forth in Schedule D.

8.4           Terms of Payment.  PURCHASER will pay [MANUFACTURER] the toll fee within thirty (30) days after the date on which PURCHASER receives said invoice from [MANUFACTURER], together with copies of all documentation required for Product release as provided herein and in the Technical Quality Agreement.   Late payments shall bear interest at the rate of 1 1/2 % per month, or if less, the highest rate permitted under applicable law.  The invoice for Product shall not be generated prior to date of shipment.  Invoices for other fees shall be delivered to PURCHASER promptly as incurred

IX.           INSPECTION AND ANALYSIS

9.1           Inspection by [MANUFACTURER].  [MANUFACTURER] will analyze each Product lot for compliance with the Specifications set forth in Schedule A.  [MANUFACTURER] will send to PURCHASER a certificate of analysis and a certificate of release (together with any other documentation required under the Technical Quality Agreement ) prior to, or together with, each shipment of Product.  In this regard, [MANUFACTURER] agrees to retain all records and documents necessary to fulfill the requirements established by all applicable regulatory agencies.

9.2           Inspection by PURCHASER.  PURCHASER or its authorized representative will inspect all shipments upon their receipt and will report any reasonably discernible defects in the Product to [MANUFACTURER] within thirty (30) days of its receipt of the Product and related records.  Any defects not reasonably discernible will be reported to [MANUFACTURER] by PURCHASER within ten (10) days of PURCHASER’s discovery of the same.

9.3           Non-Conforming Product.  If any Product does not meet the warranties set forth in Section XI, as determined by PURCHASER’s testing and inspection of the Product, then at its option PURCHASER may, as its sole remedy, either (i) require that [MANUFACTURER] remanufacture or repackage (as appropriate) said Product at no charge to PURCHASER and pay all round-trip shipping charges to and from the destination of the original shipment,  or (ii) be relieved of any obligation to pay [MANUFACTURER] the tolling fees otherwise payable for the manufacture of said Product, and [MANUFACTURER] shall reimburse PURCHASER for the reasonable costs incurred by PURCHASER in properly disposing of such non-conforming Product.  Any notice given hereunder shall specify the manner in which the Product fails to conform to the purchase order therefor or fails to meet such warranty or the Specifications.

9.4                                 Independent Testing.  If PURCHASER notifies [MANUFACTURER] that any Product does not meet the warranties in Section 10, and [MANUFACTURER] does not agree with PURCHASER’s position, the parties will attempt to reach a mutually acceptable resolution of the dispute.  If they are unable to do so after a reasonable period of time (such period not to exceed thirty (30) days from the date of original notification), the matter will be submitted to an independent testing laboratory acceptable to both parties.  Both parties will accept the judgment of the independent laboratory.  The cost of such testing will be borne by the party whose position is determined to have been in error.  If the Product is determined by said independent laboratory to have been conforming, then the provisions of Section 9.3 hereof shall not apply, and PURCHASER shall not be relieved of its obligations to pay [MANUFACTURER] for the production of such Product.

X.            REGULATORY MATTERS; REGULATORY FILINGS AND APPROVALS

General.  [MANUFACTURER] shall be responsible for obtaining and maintaining all site licenses for the manufacture of the Product and shall comply on behalf of PURCHASER with other applicable laws and regulations promulgated by, but not limited to, the FDA in connection with [MANUFACTURER]’s manufacture of the Product.

XI.           REPRESENTATIONS AND WARRANTIES

11.1                           General.

(a)           [MANUFACTURER] represents and warrants to PURCHASER that (i) it has and will maintain throughout the pendency of this Agreement, the expertise, with respect to personnel and equipment, to fulfill the obligations established hereunder, and has obtained all requisite material licenses, authorizations and approvals (the “Permits”) required by federal, state or local government authorities including, but not limited to, the FDA,  Environmental Protection Agency (“EPA”), and the Occupational Safety and Health Administration (“OSHA”) (or such analogous government authorities) to manufacture the Product; (ii) the production facility, equipment and personnel to be employed to formulate and package the Product will be qualified to manufacture product according to cGMP at the time each such batch of Product is produced, and that the production facility to be employed is in compliance with all applicable material laws and regulations;  (iii) there are no pending or uncorrected citations or adverse conditions noted in any inspection of the production facility to be employed to manufacture the Product that would cause the Product to be misbranded or adulterated within the meaning of the US Food, Drug and Cosmetic Act, as amended; (iv)  the execution, delivery and performance of this Agreement by [MANUFACTURER] does not conflict with, or constitute a breach of any order, judgment, agreement, or instrument to which [MANUFACTURER] is a party; (v) the execution, delivery and performance of this Agreement by [MANUFACTURER] does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority (other than those relating to the granting of approval to commercialize the Product); and (vi) [MANUFACTURER] has not been debarred by the United States Food and Drug Administration under the Generic Drug Enforcement Act of 1992 (or by any analogous agency or under any analogous law or regulation), and neither it nor, to its knowledge, any of its officers or directors has ever been convicted of a felony under the laws of the United States for conduct relating to the development or approval of a drug product or relating to the marketing or sale of a drug product, and further, to its knowledge, that no individual or firm debarred by any governmental authority will participate in the performance, supervision, management or review of the production of Product supplied to PURCHASER under this Agreement.

(b)                                 PURCHASER represents and warrants to [MANUFACTURER] that (i) the execution, delivery and performance of this Agreement by PURCHASER does not conflict with, or constitute a breach of any order, judgment, agreement, or instrument to which PURCHASER is a party; and (ii) the execution, delivery and performance of this Agreement by PURCHASER does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority (other than those relating to the granting of approval to commercialize the Product).

11.2                           Manufacturing Warranty.  [MANUFACTURER] warrants that all Products supplied to PURCHASER will be manufactured in accordance with cGMPs and the Quality Technical Agreement in effect at the time of manufacture.

11.3                           Product Warranty.  [MANUFACTURER] hereby warrants that all Product delivered to PURCHASER (i) will not be adulterated, misbranded, or otherwise prohibited within the meaning of any national, state or local law or regulation in the Territory, and (ii) will conform to Specifications as established in Schedule A hereto.

11.3                           Warranty Disclaimer.    EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

XII.         QUALITY CONTROL, RECORDS AND INSPECTIONS

12.1         Product and Component Samples.  [MANUFACTURER] will maintain a sample of each chemical component (including Active Drug Substance) as required by applicable regulatory standards or as otherwise mutually agreed by PURCHASER and [MANUFACTURER].  [MANUFACTURER] will be responsible for maintaining retention samples of the Product as may be required by applicable regulatory standards.

12.2         Validation.  [MANUFACTURER] will validate all process, methods, equipment, utilities, facilities and computers used in the formulation, packaging, storage, testing and release of Product in conformance with all applicable laws and regulations.  PURCHASER will have the right to review the results of said validation upon request.

12.3         Quality Compliance.  [MANUFACTURER] will provide PURCHASER with timely notification of all significant deviations, notes to file, and other deficiencies that may reasonably be expected to impact the quality of the Product, as well as all FDA reports regarding testing, manufacture, packaging or labeling of the Product.

12.4         Manufacturing Records.  [MANUFACTURER] will maintain complete and accurate records relating to the Product and the manufacture, packaging, labeling and testing thereof for the period required by applicable regulatory standards, and [MANUFACTURER] shall provide copies thereof to PURCHASER upon PURCHASER’s request.  The records shall be subject to audit and inspection under this Article XII.

12.5         Batch Records. Records which include the information relating to the manufacturing, packaging and quality operation for each lot of Product will be prepared by [MANUFACTURER] at the time such operations occur. [MANUFACTURER] will prepare such records in accordance with cGMP’s, the Specifications and the Technical Quality Agreement.

12.6         Records Retention.  [MANUFACTURER] will retain records and documents for periods meeting all applicable regulations of the FDA.

12.7         Regulatory Inspections.  [MANUFACTURER] will without undue delay inform PURCHASER of any contact, inspection or audit by any governmental agency (other than EPA and OSHA inspections) related to or affecting the Product (other than contacts, inspections or audits affecting products generally).  [MANUFACTURER] will without undue delay provide PURCHASER with copies of any government-issued inspection observation reports (including without limitation FDA Form 483s and equivalent forms from other regulatory bodies) and agency correspondence that may reasonably be expected to adversely affect the Product.  [MANUFACTURER] and PURCHASER will cooperate in resolving any concerns with any governmental agency.  [MANUFACTURER] will also inform PURCHASER of any action taken by any governmental agency against [MANUFACTURER] or any of its officers and employees which may reasonably be expected to adversely affect the Product or [MANUFACTURER]’s ability to supply Product hereunder within 24 hours after the action is taken.

12.8         PURCHASER Inspections.  PURCHASER employees or PURCHASER authorized representatives will have the right during normal business hours, at reasonable intervals and on reasonable prior notice, to conduct inspections, at PURCHASER’s expense, of [MANUFACTURER]’s facilities used in the manufacturing, packaging, storage, testing, shipping or receiving of Product, Commodities and Components.  All such employees and representatives shall be qualified to conduct such inspections, shall be escorted by [MANUFACTURER] employees or representatives at all times while at [MANUFACTURER]’s facility, shall be bound by the same confidentiality obligations as contained herein, and shall abide at all times with [MANUFACTURER]’s rules and regulations, including without limitation safety rules and regulations.  Such inspections may include cGMP inspections and system audits. Persons conducting such inspections will have access only to documents, records, reports, data, procedures, facilities, regulatory submissions, and all other information required to be maintained by applicable law and government regulations relating to the Product.  [MANUFACTURER] shall take appropriate actions to adopt reasonable suggestions of PURCHASER to correct any deficiencies identified by such inspection or audit.  In addition, PURCHASER shall have the right to observe from time to time the manufacture, packaging and quality control testing of the Product by [MANUFACTURER]. No testing of the Product by PURCHASER and no inspection or audit by PURCHASER of the [MANUFACTURER] production facility under this Agreement shall operate as a waiver of or otherwise diminish [MANUFACTURER]’s responsibility with respect to Product quality under this Agreement.  The duration of an audit will be limited to no more than 3 days, and audits may not interfere with [MANUFACTURER]’s normal operations.

XIII.        COMPLAINTS, ADVERSE EXPERIENCES AND RECALLS

13.1         Product Complaints and AE’s. PURCHASER shall maintain complaint files with respect to the Product in accordance with cGMPs.  [MANUFACTURER] will promptly notify PURCHASER by facsimile transmission of all Product complaints and AEs received by [MANUFACTURER] within two (2) days of its receipt thereof.  All such notices shall be sent to the attention of the Director, Medical Affairs at PURCHASER, facsimile number (610) 738-6313. PURCHASER shall promptly provide [MANUFACTURER] with copies of any complaints received by PURCHASER relating to the manufacture or packaging of the Product. PURCHASER shall have responsibility for responding to all complaints, and for promptly providing [MANUFACTURER] with a copy of any responses to complaints relating to the manufacture or packaging of the Product.  PURCHASER or its affiliates shall have responsibility for reporting all complaints relating to the Product to the FDA and any other regulatory authorities, including, but not limited to, complaints relating to the manufacture or packaging of the Product as well as adverse experience (AE) reports.  PURCHASER will correspond with complainants as to any complaints associated with Product, whether received during or after the term hereof.  [MANUFACTURER] will assist PURCHASER in investigating Product complaints relating to the manufacture or packaging of the Product by analyzing Product, manufacturing processes and components to determine the nature and cause of an alleged Product manufacturing defect or alleged Product failure.  [MANUFACTURER] will also assist PURCHASER in the investigation of any Adverse Experience (AE) reported to either party when such AEs are reasonably believed to be attributable to the manufacture or packaging of the Product.  If PURCHASER determines that any reasonable physical, chemical, biological or other evaluation should be conducted in relation to an AE or Product complaint relating to the manufacture or packaging of the Product, [MANUFACTURER] will conduct the evaluation and provide PURCHASER with a written report of such evaluation within thirty (30) days from receipt of PURCHASER’s written request for same, together with samples of the Product from the relevant lot.

13.2         Recall Action.  If PURCHASER should elect or be required to initiate a Product recall, withdrawal or field correction because of (i) supply by [MANUFACTURER] of Product that does not conform to the Specifications and warranties established by this Agreement or (ii) the negligent or intentional wrongful act or omission of [MANUFACTURER], PURCHASER will notify [MANUFACTURER] and provide [MANUFACTURER] a copy of its recall letter prior to initiation of the recall.  [MANUFACTURER] will assist PURCHASER (and its designated Affiliate) in an investigation to determine the cause and extent of the problem.  All regulatory authority contacts and coordination of any recall activities will be initiated by, and will be the sole responsibility of, PURCHASER.

13.3         Recall Expenses.  If any Product is recalled as a result of (i) supply by [MANUFACTURER] of Product that does not conform to the warranties contained in Sections 11.1, 11.2 or 11.3 hereof or (ii) the negligent or intentional wrongful act or omission of [MANUFACTURER], then [MANUFACTURER] will bear all reasonable costs and expenses of such recall. Recalls for any other reason will be at PURCHASER’s sole expense.

13.4         Recall Records.  [MANUFACTURER] will maintain complete and accurate records for such periods as may be required by applicable law or regulation.

XIV.        INSURANCE

14.1         During the term hereof, [MANUFACTURER] shall maintain product liability/completed operations insurance, providing coverage of not less than TEN MILLION AND 00/100 DOLLARS ($10,000,000.00) per occurrence and in the aggregate, insuring [MANUFACTURER] against all costs, fees, judgments, and liabilities arising out of or alleged to arise out of its obligations and representations and warranties under this Agreement.  In addition, [MANUFACTURER] will maintain at all times sufficient property casualty insurance to cover the total quantity of Active Drug Substance and Product on hand at its full cost of replacement.  [MANUFACTURER] will provide to PURCHASER, upon request, evidence of such insurance coverages.  [MANUFACTURER] further agrees to cause such policies to name PURCHASER as an additional insured at no cost to CEPHLAON.

14.2         During the term hereof, PURCHASER agrees to maintain, and upon request, to provide evidence of product liability insurance for and providing coverage of not less than TEN MILLION AND 00/100 DOLLARS ($10,000,000.00) per occurrence and in the aggregate providing a defense for and insuring PURCHASER against all costs, fees, judgments and liabilities arising out of or alleged to arise out of its obligations and representations and warranties under this Agreement.  PURCHASER will provide to [MANUFACTURER], upon request, evidence of such insurance coverages.

XV.         TRADEMARKS

15.1         [MANUFACTURER] shall have the non-exclusive right to use the Trademarks in packaging the Product in connection with fulfilling its obligations hereunder.  The rights granted [MANUFACTURER] hereunder to use the Trademarks shall in no way affect PURCHASER’s ownership of such Trademarks.  No other right, title or interest in the Trademarks is established hereby, and nothing herein shall be construed to grant any right or license to [MANUFACTURER] to use the PURCHASER trademark or the name PURCHASER, other than as specifically set forth herein.

15.2         [MANUFACTURER] will only manufacture the Product using the relevant Trademarks as listed in Schedule A during the term of this Agreement.  Upon termination of this Agreement, [MANUFACTURER] will cease all use of the Trademarks and cancel any license to such Trademarks granted hereunder.

15.3         [MANUFACTURER] will use the Trademarks in strict accordance with the instructions given by PURCHASER, and shall refrain from making any changes in connection therewith without first obtaining PURCHASER’s written consent.

15.4         In the event of any claim or litigation by a third party against [MANUFACTURER] alleging that any of the Trademarks imitates or infringes a trademark of such third party or is invalid, [MANUFACTURER] shall promptly give notice of such claims or litigation to PURCHASER and PURCHASER shall assume responsibility for and control of the handling, defense, or settlement thereof. [MANUFACTURER] shall cooperate fully with PURCHASER during the pendency of any such claim or litigation, at PURCHASER’s expense. PURCHASER shall keep [MANUFACTURER] notified of the current status of any trademark claim, litigation or infringement of any of the Trademarks and shall permit [MANUFACTURER] to assume the handling, defense or settlement thereof if PURCHASER declines to do so, at [MANUFACTURER]’s expense.  PURCHASER may at any time modify, adopt or withdraw from use any Trademark without any liability to [MANUFACTURER].

XVI.     INVENTIONS

Any patentable or unpatentable inventions, discoveries, improvements, or trade secrets made by [MANUFACTURER] (the “Developments”) in the performance of this Agreement as they may specifically relate to the Product or its manufacture (including any new use or any change in the method of producing, testing or storing the Product) shall be owned by PURCHASER.   [MANUFACTURER] shall execute such instruments as shall be required to evidence or effectuate the other party’s ownership of any such Developments, shall cooperate upon reasonable request (and at the expense of the requesting party) in the prosecution of patents and other intellectual property rights related to any such Developements and shall diligently respond to all reasonable requests on the part of PURCHASER to secure information that may be otherwise necessary to secure or perfect an intellectual property right in any such Developments.

XVII.    INDEMNIFICATION

17.1         By [MANUFACTURER].  [MANUFACTURER] will indemnify, defend and hold harmless PURCHASER, its Affiliates, directors, officers, employees, agents, successors, and assigns from any and all liability, damage, loss, cost, or expense (including reasonable attorneys’ fees) arising out of third-party claims, which arise from i) [MANUFACTURER]’s breach of any of the warranties, and representations contained in Article XI hereof, or ii) [MANUFACTURER]’s negligence or other willful misconduct.  .

17.2         By PURCHASER.  PURCHASER will indemnify, defend and hold harmless [MANUFACTURER], its Affiliates, directors, officers, employees, agents, successors, and assigns harmless from any and all liability, damage, loss, cost, or expense (including reasonable attorneys’ fees) arising out of third-party claims which arise from i)  PURCHASER’s breach of any of the warranties and representations contained in Article XI hereof or ii)  PURCHASER’s negligence or other willful misconduct.

17.3         By Each Party.  In the event that negligence or willful misconduct of both [MANUFACTURER] and PURCHASER contribute to any such loss, damage, claim, injury, cost or expense, [MANUFACTURER] and PURCHASER will each indemnify and hold harmless the other with respect to that portion of the loss, damage, claim, injury, cost or expense attributable to its negligence or willful misconduct.

17.4         LIMITATION OF LIABILITY.  IN NO EVENT SHALL ABBOTT OR PURCHASER BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING IN ANY WAY OUT OF THE MANUFACTURE AND SUPPLY OF THE PRODUCT TO THE OTHER HOWEVER CAUSED AND BASED ON ANY THEORY OF LIABILITY; PROVIDED HOWEVEER, THIS LIMIATION SHALL NOT APPLY TO THIRD PARTY CLIAMS FOR WHICH THE OTHER PARTY IS INEDMNIFIED HEREUNDER.

17.5         Procedures.  In the event that one party receives notice of a claim, lawsuit, or liability for which it is entitled to indemnification by the other party, the party receiving notice shall give prompt notification to the indemnifying party.  The party being indemnified shall cooperate fully with the indemnifying party throughout the pendency of the claim, lawsuit or liability, and the indemnifying party shall have complete control over the conduct and disposition of the claim, lawsuit, or liability including the retention of legal counsel engaged to handle such matter.  The indemnifying party hereunder will not be liable for any costs associated with the settlement of any claim or action brought against it or the other party unless it has received prior notice of the settlement negotiations and has agreed to the settlement.

XVIII.     TERM; TERMINATION

18.1         Term.  Unless terminated in accordance with the provisions of this Article XVIII, this Agreement will remain in effect for a period of [                      ] from the Effective Date (the “Initial Term”), and, unless either party gives written notice of non-renewal at least [                                  ] prior to the end of the Initial Term (or any renewal term), this Agreement shall be renewed for consecutive terms of two years.

18.2         Breach.  If either party hereto commits a material breach of any of its obligations hereunder, the non-breaching party may, at its option, terminate this Agreement by giving the other party at least ninety (90) days prior written notice of its intent to terminate this Agreement, which notice shall specify the breach and the termination date, unless the breaching party cures said breach prior to the specified termination date (or prior to the expiration of a longer period as may be reasonably necessary to cure a breach, provided that the breaching party is making diligent efforts to cure such breach, and provided further that such longer period shall not in any event exceed one hundred twenty (120) days from the date of notice).

18.3         Insolvency.  Either party may terminate this Agreement immediately in its entirety if the other Party files a petition of bankruptcy, is adjudged bankrupt, takes advantage of any insolvency act, or executes a bill of sale, deed of trust, or assignment for the benefit of creditors.

18.4         Survival.  The rights and obligations in the following Articles will survive any termination or expiration of this Agreement: IV, XI, XIII, XVI, XVII, XVIII and XX will survive termination of this Agreement, as will any rights to payment or other rights or obligations that have accrued under this Agreement prior to termination.  Termination will not affect the liability of either party by reason of any act, default, or occurrence prior to said termination.

18.5         Transfer.  If either party terminates this Agreement, [MANUFACTURER] will upon request and at PURCHASER’s expense provide reasonable assistance in transferring production of Product to a facility owned by PURCHASER or a third party selected by PURCHASER.

18.6         Return of Product and Components.  Upon termination under this Article XVIII, [MANUFACTURER] shall, at PURCHASER’s expense, return promptly to PURCHASER all Product, Active Drug Substance, Commodities, Components and in process materials in its possession on the effective date of termination.

XIX.        DISPUTE RESOLUTION

Any dispute concerning or arising out of this Agreement or concerning the existence or validity hereof, shall be determined by the following procedure.

19.1         Both parties understand and appreciate that their long term mutual interest will be best served by effecting a rapid and fair resolution of any claims or disputes which may arise out of services performed under this contract or from any dispute concerning contract terms.  Therefore, both parties agree to use their best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis.  Toward this end both parties agree to develop and follow a process for presenting, rapidly assessing, and settling claims on a fair and equitable basis.

19.2         If any dispute or claim arising under this contract cannot be readily resolved by the parties pursuant to the process described in Section 19.1, the parties agree to refer the matter to a panel consisting of one (1) senior executive employed by each party who is not directly involved in the claim or dispute for review and resolution.  A copy of the contract terms, agreed upon facts (and areas of disagreement), and concise summary of the basis for each side’s contentions will be provided to both such senior executives who shall review the same, confer, and attempt to reach a mutual resolution of the issue.

19.3         If the matter has not been resolved utilizing the process set forth in this Article XIX, and the parties are unwilling to accept the non-binding decision of the panel, either or both parties may elect to pursue resolution through litigation according to Section 20.9.

XX.         MISCELLANEOUS

20.1         Headings.  The headings and captions used herein are for the convenience of the parties only and are not to be construed to define, limit or affect the construction or interpretation hereof.

20.2         Severability. In the event that any provision of this Agreement is found to be invalid or unenforceable, then the offending provision shall not render any other provision of this Agreement invalid or unenforceable, and all other provisions shall remain in full force and effect and shall be enforceable, unless the provisions which have been found to be invalid or unenforceable shall substantially affect the remaining rights or obligations granted or undertaken by either party.

20.3         Entire Agreement.  This Agreement, including all those Schedules appended hereto, contains the entire agreement of the Parties regarding the subject matter hereof and supersedes all prior agreements, understandings or conditions (whether oral or written) regarding the same.  Further, this Agreement may not be changed, modified, amended or supplemented except by a written instrument signed by both parties.

20.4         Assignability.  This Agreement and the rights hereunder may not be assigned or transferred by either party without the prior written consent of the other party; provided however, that either party may assign this Agreement to an Affiliate, and provided further that in the event of a merger, acquisition or sale of substantially all of the assets of either party, the rights and obligations of such party under this Agreement may be assigned to the survivor or purchaser in that transaction.  In the event that this Agreement is assigned, it shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

20.5         Further Assurances.  Each party hereto agrees to execute, acknowledge and deliver such further instruments, and to take such other actions, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

20.6         Waiver.  The waiver by either party of a breach of any provisions contained herein shall be effective only if made in writing and shall in no way be construed as a waiver of any succeeding breach of such provision or the waiver of the provision itself.

20.7         Force Majeure.  A party shall not be liable for nonperformance or delay in performance (other than of obligations regarding any payments or of confidentiality) caused by any event reasonably beyond the control of such party including, without limitation, wars, hostilities, revolutions, riots, civil disturbances, national emergencies, strikes, lockouts, unavailability of supplies, epidemics, fires, floods, earthquakes, other forces of nature, explosions, embargoes, or any other Acts of God, or any laws, proclamations, regulations, ordinances, or other acts or orders of any court, government or governmental agency.  Any occurrence of Force Majeure shall be reported promptly to the other party.  A party whose performance has been excused will perform such obligation as soon as is reasonably practicable after the termination or cessation of such event or circumstance.

20.8         Remedies.  Each party agrees and acknowledges that its disclosure of Confidential Information in breach of this Agreement may cause irreparable harm to other party, and therefore that any such breach or threatened breach may entitle such party to injunctive relief, in addition to any other legal remedies available in a court of competent jurisdiction.

20.9         Governing Law and Dispute Settlement.  This Agreement shall in all respects be construed and enforced in accordance with the law of the State of Delaware disregarding its conflicts of laws principles.

20.10       Independent Contractors.  The parties are independent contractors under this Agreement.  Nothing contained in this Agreement is to be construed so as to constitute PURCHASER and [MANUFACTURER] as partners, agents or employees of the other, including with respect to this Agreement.  Neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other party or to bind the other party to any contract, agreement or undertaking with any third party unless expressly so authorized in writing by the other party.

20.11       Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be considered and shall have the force and effect of an original.

20.12       Notices.  Except as set forth in Section 13.1 above, or as otherwise stated herein, all notices, consents or approvals required by this Agreement shall be in writing and sent by certified or registered mail, postage prepaid, by commercial overnight courier service, or by facsimile (confirmed by such certified, registered or overnight mail) to the parties at the following addresses or such other addresses as may be designated in writing by the respective parties.  Notices shall be deemed effective on the date of mailing.

If to PURCHASER:

All [MANUFACTURER] invoices and/or charges in billing should be directed to the Accounting Department at:

If to [MANUFACTURER]:

Attention:

Facsimile:

IN WITNESS WHEREOF, the undersigned parties have caused this Agreement to be executed as of the date first above written.

PURCHASER, INC.

By:

[MANUFACTURER]

By:

Schedule A

Active Drug Substance, Commodities and Components Specifications

The parties have agreed upon all those applicable specifications for the Active Drug Substance, Commodities and Components as set forth in the following documents.  The parties shall agree upon any modifications to any such specifications.

TRADEMARKS

Schedule B

Quality Technical Agreement

Schedule C

[MANUFACTURER] Reserve Capacity

The minimum annual capacity to be reserved by [MANUFACTURER], is as follows for the Initial Term of this agreement:

Schedule D

Pricing

Exhibit E

Form of Trademark License

Exhibit E

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (the “Agreement”), dated the [    ]  day of [      ], 2008 (the “Effective Date”), is entered into by and between [PURCHASER], a Delaware corporation (“Purchaser”), and [THE COMPANY], a Delaware corporation (the “Company”).

W I T N E S S E T H

WHEREAS, the Company is the owner of the Licensed Marks (as such term is defined herein);

WHEREAS, the Purchaser is in the business of developing and marketing pharmaceutical products;

WHEREAS, the Parties have entered into the Patent License Agreement (as such term is defined herein);

WHEREAS, the Company and the Purchaser are interested in establishing a licensing relationship pursuant to which the Company shall grant the Purchaser certain rights and licenses under the Licensed Marks.

NOW, THEREFORE, the Purchaser and the Company agree as follows:

1.             Definitions.  When used in this Agreement, each of the following terms shall have the meanings set forth in this Section 1.

1.1.          “Affiliate” shall mean, with respect to a Party, any Person that controls, is controlled by, or is under common control with such Party.  For purposes of this Section 1.1, “control” shall refer to (a) in the case of a Person that is a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such Person and (b) in the case of a Person that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities by contract or otherwise.

1.2.          “Confidential Information” shall mean non-public information disclosed by the Company to the Purchaser relating to the Products and Licensed Marks.

1.3.          “Licensed Marks” shall mean the trademarks set forth in Schedule A.

1.4.          “Parties” shall mean the Purchaser and the Company.

1.5.          “Party” shall mean the Purchaser or the Company, as the context may require.

1.6.          “Patent License Agreement” shall mean the License

Agreement between the Parties dated as of [**].

1.7.          “Person” shall mean any natural person or any corporation, company, partnership, joint venture, firm or other entity, including without limitation a Party.

1.8.          “Product” and cognates thereof shall mean Imagify™ (perflubutane polymer microspheres) in all delivery methods, formulations and dosages.

1.9.          “Territory” shall mean worldwide, except for Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kazakhstan, Kyrgyzstan, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Monaco, Netherlands, Norway, Poland, Portugal, Republic of Moldova, Romania, Russian Federation, Slovakia, Slovenia, Spain, Sweden, Switzerland, the former Yugoslav Republic of Macedonia, Turkey, Tadzhikistan, Turkmenistan, Ukraine, Uzbekistan, United Kingdom and Yugoslavia.

1.10.        “Third Party” shall mean any person or entity other than a Party or any of its Affiliates.

2.             License.

2.1.          Grant.  The Company grants to the Purchaser an exclusive, royalty-free, perpetual, irrevocable license, to use the Licensed Marks in the applicable jurisdictions for the purpose of manufacturing, advertising, marketing, sale, and distribution of the Products in the Territory, in connection with the exercise of Purchaser’s rights under the Patent License Agreement.  Purchaser shall be entitled to grant one or more sublicenses under the license granted pursuant to this Agreement and in connection with sublicenses granted under the Patent License Agreement, provided, however, that the Purchaser shall not be permitted to sublicense rights broader than those granted hereunder.

2.2.          Additional Jurisdictions.  To the extent that the Purchaser wishes to establish registered trademark rights in jurisdictions in addition to those in which the Licensed Marks are currently registered, the Company shall take all commercially reasonable actions as may be required for the Purchaser to do so, including executing such additional documents or taking such additional actions as the Purchaser may reasonably require.  The Company agrees that it does not currently, and will not during the term of this Agreement, use marks similar to the Licensed Marks in any jurisdictions outside of the jurisdictions in which the Licensed Marks are registered.

3.             Enforcement.

3.1.          If any infringements or suspected infringement or illegal use or suspected illegal use of the Licensed Marks by any person in the Territory or elsewhere shall come to the attention of the Purchaser, the Purchaser shall promptly give notice thereof in writing to the Company.  Company shall take all reasonable actions necessary to preserve the Purchaser’s rights hereunder, including, as the case may require, filing suit against suspected infringers or illegal users of the Licensed Marks.  If requested, the Purchaser will cooperate fully in stopping any such conduct in the Territory and participate in the conduct of the action at the Company’s expense.  If the Company determines not to bring any such action, Purchaser may then bring such action in order to protect its rights hereunder in its own name at its own expense provided it obtains the consent of the Company, which consent shall not be unreasonably withheld. If requested to do so, the Company shall cooperate with the Purchaser in any such action at the Purchaser’s expense.

3.2.          In the event a third party institutes an infringement action against the Purchaser for its use of the Licensed Marks as provided in this Agreement, the Purchaser shall promptly notify the Company of such suit in writing. Company shall defend, at its own expense, any such action, and the Purchaser shall cooperate in such defense as reasonably requested by the Company, at the Company’s expense. Company shall pay all judgments and settlements resulting from such suits.

4.             Maintenance.  At all times during the term of this Agreement, the Company shall take all actions necessary to maintain the Licensed Marks as valid and in full force and effect.  To the extent that the Company fails to so maintain the Licensed Marks, the Company shall promptly notify the Purchaser and the Purchaser shall be entitled to take any and all actions which may be necessary to maintain the Licensed Marks as valid and in full force and effect.  To the extent so required in order for the Purchaser to so maintain such Licensed Marks, the Company shall take all such additional actions, including executing additional documents, as may be reasonably required by the Purchaser in order for the Purchaser to so maintain such Licensed Marks.

5.             Quality Control.  Purchaser shall maintain the quality of the Products using the Licensed Marks in a manner consistent with the past business practices of the the Company and the goodwill associated with the Licensed Marks.

6.             Representations and Warranties.

6.1.          The Purchaser.  The Purchaser represents and warrants to the other that it has full power and authority to enter into this Agreement and perform its obligations as set forth herein.

6.2.          The Company.  The Company represents and warrants to the other that:

6.2.1.  the Company has full power and authority to enter into this Agreement and perform its obligations as set forth herein;

6.2.2.  the Company is the owner of all right, title, and interest in and to the Licensed Marks and no Third Party has made or asserted a claim of any infringement, misappropriation, violation or dilution of the Licensed Marks.

6.3.          Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED.

7.             Indemnification.

7.1.          The Purchaser.  The Purchaser agrees to defend the Company, its Affiliates and their respective directors, officers, employees and agents at the Purchaser’s cost and expense, and shall indemnify and hold harmless the Company and its Affiliates and their respective directors, officers, employees and agents from and against any Third Party claim solely to the extent relating to the Purchaser’s use or sublicense of the Licensed Marks, or the sale or use of any product sold under any of the Licensed Marks (including products liability claims), except for Third Party claims relating to infringement by the Purchaser or its Affiliates or sublicensees of any Third Party trademark, service mark, or trade name.

7.2.          The Company.  The Company agrees to defend the Purchaser, its Affiliates and their respective directors, officers, employees and agents at the Company’s cost and expense, and shall indemnify and hold harmless the Purchaser and its Affiliates and their respective directors, officers, employees and agents from and against any liabilities, losses, costs, damages, fees or expenses arising out of any Third Party claim relating to (i) any breach by the Company of any of its representations, warranties or obligations pursuant to this Agreement, (ii) personal injury, property damage or other damage resulting from the development or commercialization by the Company or its Affiliates or sublicensees of the Licensed Marks or (iii) any claim that the use by the Purchaser or its Affiliates or sublicensees of the Licensed Marks as provided in this Agreement infringes upon any Third Party trademark, service mark, or trade name.

8.             Confidential Information.  All Confidential Information disclosed by the Company to the Purchaser during the term of this Agreement shall not be used by the Purchaser except in connection with the activities contemplated by this Agreement (including, without limitation, the licenses granted pursuant to Section 2), shall be maintained in confidence by the Purchaser (except to the extent reasonably necessary in connection with regulatory filings relating to the Product and/or relating to using the Licensed Marks in any way, in any field and for any purpose, and shall not otherwise be disclosed by the Purchaser to any other person, firm, or agency, governmental or private, without the prior written consent of the Company, except to the extent that the Confidential Information:

8.1.          was known or used by the Purchaser or its Affiliates prior to its date of disclosure to the Purchaser; or

8.2.          either before or after the date of the disclosure to the Purchaser is lawfully disclosed to the Purchaser or its Affiliates by sources other than the Company rightfully in possession of the Confidential Information; or

8.3.          either before or after the date of the disclosure to the Purchaser becomes published or generally known to the public through no fault or omission on the part of the Purchaser; or

8.4.          is independently developed by or for the Purchaser or its Affiliates without reference to or reliance upon the Confidential Information; or

8.5.          is required to be disclosed by the Purchaser or its Affiliates to comply with applicable laws or regulations, to defend or prosecute litigation or to comply with legal process.

9.             Miscellaneous.

9.1.          Governing Law.  This Agreement shall be construed and the respective rights of the Parties determined according to the substantive laws of the State of Delaware, USA, notwithstanding the provisions governing conflict of laws under such Delaware law to the contrary.

9.2.          Assignment.  The Company may not assign this Agreement in whole or in part without the consent of the Purchaser, including in the case of assignment by operation of law or in connection with the sale or transfer of all or substantially all of the business and assets of the Company.  The Purchaser may transfer or assign its rights or obligations under this agreement in whole or in part, including to an Affiliate or in connection with a sale of all or substantially all of the business or assets of the Purchaser, provided, however, that the Purchaser shall notify the Company of such transfer or assignment promptly after the performance thereof.

9.3.          Entire Agreement; Amendments.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all previous arrangements with respect to the subject matter hereof, whether written or oral.  Any amendment or modification to this Agreement shall be made in writing signed by both Parties.

9.4.          Notices.

Notices to the Company shall be addressed to:
[COMPANY]
[
[ ]
Attention: Chief Executive Officer

with a copy, which shall not constitute notice, to:
Goodwin Procter LLP
53 State Street
Boston, MA 02109
Attention: Lawrence S. Wittenberg

Notices to the Purchaser shall be addressed to:
[PURCHASER]
[ ]
[ ]
Attention: General Counsel

with a copy, which shall not constitute notice, to:
Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Pran Jha

Any Party may change its address by giving notice to the other Party in the manner herein provided.  Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight or international express courier service, or (c) personally delivered, in each case properly addressed in accordance with the paragraph above.  The effective date of notice shall be the actual date of receipt by the Party receiving the same.

9.5.          Force Majeure.  No failure or omission by the Parties hereto in the performance of any obligation of this Agreement shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the control of the Parties, including, but not limited to, the following: acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; insurrection; riot; and invasion.  The Party claiming force majeure shall notify the other Party with notice of the force majeure event as soon as practicable, but in no event longer than ten (10) business days after its occurrence, which notice shall reasonably identify such obligations under this Agreement and the extent to which performance thereof will be affected.

9.6.          Public Announcements.  Any public announcements or publicity with respect to the execution of this Agreement shall be agreed upon by the Parties in advance of such announcement.

9.7.          Independent Contractors.  It is understood and agreed that the relationship between the Parties hereunder is that of independent contractors and that nothing in this Agreement shall be construed as authorization for either the Company or the Purchaser to act as agent for the other.

9.8.          No Strict Construction.  This Agreement has been prepared jointly and shall not be strictly construed against any Party.

9.9.          Headings.  The captions or headings of the sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and shall have no effect on the meaning of the provisions hereof.

9.10.        No Implied Waivers; Rights Cumulative.  No failure on the part of the Company or the Purchaser to exercise, and no delay in exercising, any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

9.11.        Severability.  If, under applicable law or regulation, any provision of this Agreement is deemed invalid or unenforceable, or otherwise directly or indirectly affects the validity or enforceability of any other material provision(s) of this Agreement, such provision shall be deemed modified to the extent required to most fully carry out the intent of the original provision in a valid and enforceable manner.

9.12.        Execution in Counterparts.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered (whether in person, by mail, courier, facsimile or e-mail), shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

9.13.        No Third Party Beneficiaries.  No person or entity other than the Company, the Purchaser and their respective Affiliates and permitted assignees hereunder shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

9.14.        No Consequential Damages.  NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 9.14 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

[PURCHASER]

By:
Name:
Title:

[THE COMPANY]

By:
Name:
Title:

Schedule A

Licensed Trademarks

Trademark	Country	Status	Appl. No.	Reg No.	Filing Date	RegDate
IMAGIFY	Brazil	Published	828.898.464		21-Dec-2006
IMAGIFY	Canada	Approved for Publ	1307213		28-Jun-2006
IMAGIFY	China (Peoples Republic)	Pending	5752532		28-Nov-2006
IMAGIFY	European Community	Registered	5170378	5170378	29-Jun-2006	07-Jun-2007
IMAGIFY	Japan	Registered	2006-110894	5043084	30-Nov-2006	20-Apr-2007
IMAGIFY	Mexico	Registered	826468	1003404	19-Dec-2006	21-Sep-2007
IMAGIFY	United States of America	ExtReq#1	78/919287		28-Jun-2006
XACTURIS	Canada	Approved for Publ	1307215		28-Jun-2006
XACTURIS	European Community	Registered	5170535	5170535	29-Jun-2006	29-Aug-2007
XACTURIS	United States of America	ExtReq#1	78/919263		28-Jun-2006
ZACUNOST	Brazil	Published	828.898.456		21-Dec-2006
ZACUNOST	Canada	Approved for Publ	1307214		28-Jun-2006
ZACUNOST	China (Peoples Republic)	Pending	5752533		28-Nov-2006
ZACUNOST	European Community	Registered	5170469	5170469	29-Jun-2006	29-Aug-2007
ZACUNOST	Japan	Registered	2006-110893	5043083	30-Nov-2006	20-Apr-2007
ZACUNOST	Mexico	Registered	826473	1004021	19-Dec-2006	26-Sep-2007
ZACUNOST	United States of America	ExtReq#1	78/919274		28-Jun-2006

Exhibit F

Assignment Agreement

F-1

Exhibit F

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT (this “Assignment”) is dated as of [          ], by and between CEPHALON, INC., a Delaware corporation (the “Purchaser”), and ACUSPHERE, INC., a Delaware corporation (the “Company”). Capitalized terms used and not otherwise defined herein are used as defined in the Purchase Agreement (as defined below).

Reference is hereby made to that certain Note Purchase Agreement, dated as October 24, 2008 (the “Purchase Agreement”), by and between the Purchaser and the Company.

1.             The Company hereby sells, assigns, transfers and otherwise conveys to the Purchaser all right, title and interest in and to the Contracts, documents and correspondence listed on Schedule I attached hereto and the Product Clinical Data (as defined in the Imagify License Agreement (the “Assigned Property”) and free and clear of all Liens;

2.             The Company covenants and agrees, at the cost and expense of the Company, to do, execute, acknowledge and deliver to, or cause to be done, executed, acknowledged and delivered to, the Purchaser, its successors and assigns, all such further acts, deeds, assignments, transfers, conveyances and assurances that may be required or reasonably requested by the Purchaser to fully effect the purpose of this Assignment.

3.             This Assignment shall be binding upon the Company and its successors and assigns, and shall inure to the benefit and be enforceable by the Purchaser and its successors and assigns.

4.             This Assignment may be executed in any number of counterparts and by the parties hereto in separate counterparts, all of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

5.             This Assignment shall be governed by and construed in accordance with the Requirements of Law of the State of Delaware without giving effect to the principles of conflict of laws.

F-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

ACUSPHERE, INC.

By:	/s/
Name:
Title:

CEPHALON, INC.

By:	/s/
Name:
Title:

Assignment Agreement

SCHEDULE I

THE ASSIGNED PROPERTY